UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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TRW Automotive Holdings Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
April 3, 2009
TO OUR STOCKHOLDERS:
Our 2009 annual meeting of stockholders will be held at Loews Regency Hotel, 540 Park Avenue, New York, New York 10065, on Tuesday, May 19, 2009. The annual meeting will begin promptly at 4:00 p.m., local time.
The accompanying Notice of Annual Meeting of Stockholders describes the matters to be acted upon at the annual meeting, and this proxy statement provides detailed information about the annual meeting, the matters proposed for your consideration and vote at the meeting, and other matters regarding the Company. Please read these materials carefully.
Please also take the time to vote your shares. Instructions on how to vote are included in this proxy statement, as well as in the Notice Regarding the Availability of Proxy Materials (in addition, for stockholders who receive a printed copy of the proxy materials, voting instructions also appear on the proxy card enclosed with this proxy statement).
John C. Plant
Chief Executive Officer and President

Notice of Annual Meeting of Stockholders
The annual meeting of stockholders of TRW Automotive Holdings Corp. (“TRW”) will be held at Loews Regency Hotel, 540 Park Avenue, New York, New York 10065, on Tuesday, May 19, 2009, at 4:00 p.m., local time. The purpose of the meeting is to vote on the proposals listed below and to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Proposal 1.	The election of James F. Albaugh, Robert L. Friedman and J. Michael Losh to three-year terms on the Board of Directors. The Board has nominated each of these individuals, who are current directors, for re-election.

Proposal 2.	The ratification of the appointment of Ernst & Young LLP as TRW’s independent registered public accounting firm for 2009. Ernst & Young LLP served in this same capacity in 2008.

Proposal 3.	The approval of an amendment to the Amended and Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan (the “Plan”) to increase the number of shares issuable under the Plan.

Proposal 4.	The approval of an amendment to the Plan to permit a one-time stock option exchange program for employees other than directors, executive officers and certain other senior executives.
The record date for the annual meeting is March 23, 2009. Only stockholders of record at the close of business on that date may vote at the meeting.
BY ORDER OF THE BOARD OF DIRECTORS
David L. Bialosky
Secretary
Livonia, Michigan
April 3, 2009

General Information	1

Voting Matters	2

Proposals Requiring Your Vote	5

PROPOSAL 1 — ELECTION OF DIRECTORS	5

PROPOSAL 2 — SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS	5

PROPOSAL 3 — APPROVAL OF AN AMENDMENT TO OUR 2003 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE UNDER THE PLAN	5

PROPOSAL 4 — APPROVAL OF A PLAN AMENDMENT TO AUTHORIZE A STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER SENIOR EXECUTIVES	8

The Board of Directors	13

Director Independence	13

Cesssation of Controlled Company Status	14

Director Information	14

Committees of the Board of Directors	17

Security Ownership of Certain Beneficial Owners and Management	21

Transactions with Related Persons	23

Compensation Committee Interlocks and Insider Participation	23

Audit Committee Report	25

Independent Registered Public Accounting Firm Fees	26

Executive Officers	27

Compensation Committee Report	28

Compensation Discussion and Analysis	28

Compensation of Executive Officers	39

Summary Compensation Table	39

Grants of Plan-Based Awards for 2008	41

Outstanding Equity Awards at Fiscal Year-End December 31, 2008	43

Option Exercises and Stock Vested for 2008	44

Pension Benefits	45

Nonqualified Deferred Compensation	47

Director Compensation	47

Termination and Change in Control Provisions	48

Stockholder Proposals	54

Annual Report and Other Matters	54

April 3, 2009
TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
Proxy Statement
General Information
What is this document?
This document is the Proxy Statement of TRW Automotive Holdings Corp. furnished in connection with our annual meeting of stockholders to be held on May 19, 2009. This Proxy Statement is first being sent or made available to stockholders electronically via the Internet on or about April 3, 2009. We will refer to the company throughout as “TRW,” the “Company,” “we” or “us”.
What is the Notice Regarding the Availability of Proxy Materials?
As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), TRW is furnishing this Proxy Statement and its 2008 annual report (the “proxy materials”) to certain record holders via the Internet, and providing a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) by mail. We expect to mail the Notice of Availability or proxy materials, as appropriate, on or about April 3, 2009 to all such stockholders of record that are entitled to vote at the annual meeting. The Notice of Availability contains instructions on how to access and review the proxy materials and how to vote.
Will I receive a printed copy of any of the proxy materials?
If you receive a Notice of Availability by mail you will not receive a printed copy of the proxy materials or a proxy card unless you request copies by following the instructions included in the Notice of Availability.
Is there any other information that I should be provided?
Yes. In addition to this Proxy Statement, you should have access to our 2008 annual report, which contains financial and other information about TRW and our most recently completed fiscal year. You may also have received the Notice of Availability and, if you have not received one, a proxy card can be mailed to you upon request.
What is the purpose of this Proxy Statement?
We are providing this Proxy Statement and the form of proxy card to solicit your proxy (i.e. permission) to vote your shares of TRW stock upon certain matters. You are invited to attend the annual meeting and vote your shares directly. Even if you do not attend, however, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf.
Who is paying the costs of the Proxy Statement and the solicitation of my proxy?
TRW.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?
Your proxy is being solicited by and on behalf of our Board of Directors. TRW will solicit proxies by mail and may also solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication. Directors, officers and other employees of TRW who solicit proxies will do so without extra remuneration except reimbursement of out-of-pocket expenses. TRW may also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending notices, proxies and proxy materials to beneficial owners of TRW common stock and for obtaining their instructions.
Voting Matters
What am I voting on?
You will be voting on the following:
1.	The election of three directors nominated by the Board for a three-year term;

2.	The ratification of Ernst & Young LLP as our independent public accountants for 2009;

3.	The approval of an amendment to the Amended and Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan (the “Plan”) to increase the number of shares issuable under the Plan.

4.	The approval of an amendment to the Plan to permit a one-time stock option exchange program for employees other than directors, executive officers and certain other senior executives; and

5.	Any other matter properly brought before the annual meeting.
Proposals 1 through 4, which are described further under “Proposals Requiring Your Vote,” will be presented at the meeting by management.
Who is entitled to vote?
Stockholders of record of our common stock at the close of business on March 23, 2009, the record date, may vote at the annual meeting. On March 23, 2009, 101,448,539 shares of our common stock were outstanding. Each stockholder has one vote for each share of common stock owned of record at the close of business on the record date.
How do I vote?
If you are a stockholder of record, you can vote your shares in the following manner:
•	In Person — You may vote in person at the annual meeting. You should bring photo identification for entrance to the annual meeting.
•	Via the Internet — The Internet procedures are designed to authenticate a stockholder’s identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Internet voting facilities will close at 11:59 p.m. Eastern Time on May 18, 2009. You may access this Proxy Statement and other proxy materials by going to www.proxyvote.com and entering the control number shown on your Notice of Availability (or, if you did not receive a Notice of Availability, the control number appears on the proxy card sent to you). You will then be directed to select a link where you will be able to vote on the proposals presented here.
•	By Mail — Stockholders who receive a paper proxy card may elect to vote by mail by completing, signing and dating their proxy card where indicated and mailing it in the pre-addressed envelope that accompanies the card. Proxy cards submitted by mail must be received by the time of the annual meeting in order for your shares to be voted.

If you did not receive a package of printed materials containing a proxy card, a proxy card may be obtained by either calling (800) 579-1639 and requesting a copy or requesting a copy by e-mail. When requesting material by e-mail, send a blank e-mail to sendmaterial@proxyvote.com with the control number included in the Notice of Availability in the subject line. If you requested a printed copy of the proxy materials, a proxy card was enclosed with this Proxy Statement.

If you vote via the Internet or by returning your signed proxy to us before the annual meeting, we will vote your shares as you direct. However, if you submit your proxy without indicating your voting instructions, we will vote your shares “For” the election of the nominees for director identified under Proposal 1 in the section entitled “Proposals Requiring Your Vote,” and “For” Proposals 2, 3 and 4.
If you are a stockholder who holds shares through a broker, trustee or other nominee (in “street name”), rather than directly in your own name, you must vote your shares in the manner prescribed by your broker, trustee or nominee, which may include voting by using the Internet or by telephone.
Whether you are a stockholder of record or hold your shares in street name, you can specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1). You can also specify whether you approve, disapprove, or abstain from the other proposals to be presented at the meeting.
Can I change my mind and revoke my proxy?
Yes. If you are a stockholder of record you may revoke your proxy at any time before it is exercised at the annual meeting in any of three ways:
•	By notifying TRW’s secretary in writing before the annual meeting;

•	By submitting another valid proxy with a later date; or

•	By voting in person at the meeting.
You will not revoke a proxy merely by attending the meeting. To revoke a proxy, you must take one of the actions described above.
If you are a stockholder who holds shares through a broker, trustee or other nominee (in “street name”), you must follow the instructions provided by your broker, trustee or nominee if you wish to change your vote.
How do I vote under employee plans?
If you participate in the TRW Automotive Retirement Savings Plan for Salaried Employees or the TRW Automotive Retirement Savings Plan for Hourly Employees, then you will receive a set of the proxy materials either through the mail (which will include a proxy card) or by email (which will include the control number in the text of the email). In either case, you may vote your shares over the Internet or by mail, as described above. By voting, you are instructing the plan trustees, plan committees or independent fiduciaries of those plans how to vote your shares. They will vote the shares in accordance with your instructions and the terms of the plan. If you do not provide voting instructions for shares held for you in any of these plans, then your shares will be voted by an independent fiduciary.
In accordance with the terms of the applicable employee plan and to the extent permitted under applicable law, you are considered the “named fiduciary” (as defined in the Employee Retirement Income Security Act of 1974, as amended) of the employee plan with regard to the stock funds in which you invest and otherwise exercise control. If you participate in any of these plans or maintain other accounts under more than one name, you may have received more than one set of proxy materials. To be sure that all shares are counted, you must provide a separate valid proxy for shares held in each such name, either over the Internet or by signing and returning by mail a proxy card for all applicable shares.
How many votes must be present to hold the annual meeting?
The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock on the record date is necessary to constitute a quorum.

How many votes are needed to elect directors and approve other matters?
In the election of directors, the three persons receiving the highest number of “For” votes (referred to as a “plurality” of votes) will be elected. Stockholders may not cumulate their votes in the election of directors.
The affirmative vote of a majority of shares present in person or represented by proxy at the meeting is required to approve each proposal other than the election of directors. Each share of common stock carries one vote.
How will abstentions and broker non-votes be treated?
Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority (as is the case for non-routine matters) and have not received instructions as to how to vote on those proposals (so-called “broker nonvotes”) are also considered “shares present.” Accordingly, abstentions and broker nonvotes are the equivalent of votes against a proposal where approval requires a majority of shares present. Abstentions and broker nonvotes will not affect the outcome in the election of directors because directors are elected by a plurality of votes rather than a majority of votes.
What if I have the same address as another stockholder?
The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements, annual reports and notices of availability with respect to two or more stockholders sharing an address by delivering a single proxy statement, annual report or notice of availability to those stockholders. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.
TRW has been notified that certain intermediaries will utilize this procedure for TRW’s Notice of Availability and its proxy materials. Therefore, only one copy may have been delivered to multiple stockholders sharing a single address. If you wish to opt out of this procedure and receive a separate Notice of Availability or set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or TRW at the address and telephone number below.
A separate copy of the proxy card, the 2008 annual report and/or the Proxy Statement for the annual meeting will be promptly delivered upon oral request to either TRW’s agent at (800) 579-1639 or an email request to sendmaterial@proxyvote.com, or to TRW’s Investor Relations Department at (800) 219-7411 or written request to Investor Relations, 12001 Tech Center Drive, Livonia, Michigan 48150.
How will TRW’s largest stockholder vote?
As of March 23, 2009, affiliates of The Blackstone Group L.P. (“Blackstone”) beneficially own and have the right to vote 45.4% of the outstanding shares of our common stock. Blackstone has advised us that they intend to vote all such shares in favor of the nominees for director and in favor of Proposals 2, 3 and 4. However, since Blackstone owns less than a majority of the shares, neither a quorum at the annual meeting, nor the approval of Proposals 2, 3 or 4 are assured.
Are there any other matters to be acted upon at the meeting?
We do not know of any other matters to be presented or acted upon at the meeting. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.
Where do I find the results of the voting?
We will publish the voting results in our Form 10-Q for the second quarter of 2009. You will also be able to find the results in the “Investors” section of TRW’s home page on TRW’s Internet site (www.trw.com).

Proposals Requiring Your Vote
PROPOSAL 1 — ELECTION OF DIRECTORS
The first proposal on the agenda for this year’s annual meeting will be to elect the three directors nominated by the Board to serve as Class II directors for a three-year term beginning at the meeting and expiring at the 2012 annual stockholders’ meeting or until succeeded by another qualified director who has been properly elected. The Board of Directors currently consists of nine directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class II directors are up for election at the meeting. The nominees for election are James F. Albaugh, Robert L. Friedman and J. Michael Losh, all of which are current Class II directors. The Class III and Class I directors will continue in office following the meeting. Their terms will expire in 2010 (Class III) and 2011 (Class I). For information regarding the director nominees and our other directors, see the “The Board of Directors” section of this Proxy Statement.
We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all the nominees specified above. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.
The Board of Directors recommends a vote “For” the director nominees. Proxies solicited by the Board of Directors will be voted “For” the director nominees unless stockholders specify a different choice.
* * * * *
PROPOSAL 2 — SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
The Audit Committee of the Board of Directors has the sole responsibility for selecting the independent public accountants to audit TRW’s consolidated financial statements. The Audit Committee’s selection of Ernst & Young LLP to audit TRW’s consolidated financial statements for 2009 is being submitted to you for ratification. Representatives of Ernst & Young LLP will be at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.
TRW management will present the following resolution at the meeting:
“RESOLVED: That the selection of Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for 2009 is ratified.”
If the stockholders do not ratify this selection, the adverse vote will be deemed to be an indication to the Audit Committee that it should consider selecting other independent public accountants. Even if the selection is ratified, the Audit Committee, in its sole discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of TRW and its stockholders.
The Board of Directors recommends a vote “For” Proposal 2. Proxies solicited by the Board of Directors will be voted “For” this Proposal 2 unless stockholders specify a different choice.
* * * * *
PROPOSAL 3 — APPROVAL OF AN AMENDMENT TO OUR 2003 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE UNDER THE PLAN
At the annual meeting the stockholders will be asked to approve an amendment to the Amended and Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan (the “Plan”) to increase the number of shares issuable under the Plan.

We have used a substantial portion of the previously authorized share pool under the Plan for existing awards. As of December 31, 2008, only 2,574,981 shares of our common stock remained available for future award grants under the Plan, a number that the Compensation Committee (the “Committee”) and the full Board of Directors (the “Board”) believes to be insufficient to meet our anticipated needs. As a result, on February 18, 2009, the Committee approved, subject to stockholder approval, an amendment to the Plan to increase the number of shares available for issuance by 4,500,000 shares, from 18,500,000 to 23,000,000 shares. The Board determined that the amendment would be submitted to the stockholders for approval at the annual meeting.
The Committee and the Board believe that the increased number of shares to be made available for issuance under the Plan represents a reasonable amount of potential additional equity dilution and allows the Company to continue awarding equity incentives, which have been an important component of our compensation program. The Company expects that it will seek stockholder approval periodically in the future for additional shares to continue the program.
In accordance with the applicable rules of The New York Stock Exchange (“NYSE”), our Board is asking stockholders to approve the Plan as so amended. If the plan, as amended, is not approved, we will not be able to make the proposed additional 4,500,000 shares available for issuance under the Plan but the Plan will otherwise remain in effect.
Description of the Plan
Following is a summary of the material features of the Plan, as proposed to be amended. This description does not purport to be complete and is qualified in its entirety by reference to the terms of the Plan, a copy of which was filed with the SEC on January 26, 2004 as Exhibit 10.20 to Amendment No. 5 to the Company’s Registration Statement on Form S-1.
Eligibility. The Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock-based awards to our employees, directors or consultants.
Shares Subject to the Plan. Assuming the stockholders approve this proposal, a total of 23,000,000 shares of the Company’s common stock will have been reserved for issuance pursuant to the Plan. As of March 23, 2009, the fair market value of a share of the Company’s common stock (calculated in accordance with the Plan as the average of the high and low sales price on such date) was $3.69. The number of shares authorized for issuance under the Plan is subject to adjustment on account of mergers, consolidations, reorganizations, stock splits and other dilutive changes in the common stock. Shares of common stock covered by awards that terminate or lapse will again be available for grant under the Plan.
Administration. The Plan is administered by the Committee, which may delegate its duties; provided that our Board may take any action delegated to the Committee. The Committee determines the employees, directors and consultants to whom awards may be granted under the Plan (subject to its ability to delegate such matters), and the manner in which such awards will vest. Options, stock appreciation rights, restricted stock and other stock-based awards are granted to employees, directors and consultants in such numbers and at such times during the term of the Plan as the Committee shall determine. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable.
Options. The Committee determines the exercise price for each option; provided, however, that incentive stock options must have an exercise price that is at least equal to the fair market value of the common stock on the date the option is granted. Options granted are exercisable as determined by the Committee. An option holder may exercise an option by notice and payment of the exercise price in (i) cash, (ii) by the surrender of a number of shares of common stock already owned by the option holder for at least six months with a fair market value equal to the exercise price, (iii) through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver to the Company an amount out of the proceeds of the sale equal to the aggregate exercise price for the shares obtained upon such exercise, or (iv) another method approved by the Committee. The Committee determines other terms and conditions of the options.

Stock Appreciation Rights. The Committee may grant stock appreciation rights independent of or in connection with an option. The exercise price per share of a stock appreciation right shall be determined by the Committee. Generally, each stock appreciation right shall entitle a participant upon exercise to an amount equal to the product of (i) the excess of (1) the fair market value on the exercise date of one share of common stock over (2) the exercise price, times (ii) the number of shares of common stock covered by the stock appreciation right. The Committee shall determine the other terms and conditions of any stock appreciation right, including whether payment for a stock appreciation right is made in cash, shares or a combination.
Other Stock-Based Awards. The Committee may grant awards of restricted stock units, rights to purchase stock, restricted stock, phantom stock units and other awards (including cash awards) that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of common stock. The other stock-based awards will be subject to terms and conditions established by the Committee.
Transferability. Unless otherwise determined by the Committee, awards granted under the Plan are not transferable other than by will or by the laws of descent and distribution.
Change of Control. In the event of a change of control, the Committee may provide for the (i) termination of an award upon the consummation of the change of control, but only if the award has vested and been paid out or the participant has been permitted to exercise an option in full for a period of not less than 30 days prior to the change of control, (ii) acceleration of all or any portion of an award, (iii) payment in exchange for the cancellation of an award and/or (iv) issuance of substitute awards that will substantially preserve the terms of any awards. A change of control would be triggered by (a) the sale or disposition of all or substantially all of the assets of the Company to any person or group other than Automotive Investors L.L.C. (“AI LLC”) or its affiliates, or (b) the beneficial ownership of more than 50% of the total voting power of the Company by any person or group other than AI LLC or its affiliates, and AI LLC or its affiliates ceasing to control the Company’s Board.
Named Executive Officers and Directors. The treatment of option and restricted stock unit awards held by the named executive officers in the event of a change of control, certain other termination scenarios and the executive’s death or disability is discussed below under “Termination and Change in Control Provisions.” The treatment of restricted stock unit awards held by the directors in the event of a change of control is discussed below under “Director Compensation.”
Amendment and Termination. The Committee may amend, alter or discontinue the Plan in any respect at any time, but no amendment may diminish any of the rights of a participant under any awards previously granted. The Committee may waive any conditions or rights under or amend the terms of or terminate any awards previously granted, but such action may not impair the rights of any participant without his or her consent.
Substitute Awards. In the discretion of the Committee, awards may be made under the Plan in assumption of or in substitution for, outstanding awards previously granted. The number of shares underlying such substitute awards shall be counted against the aggregate number of shares available under the Plan.
New Plan Benefits. Any future awards that will be granted to eligible participants under the Plan are subject to the discretion of the Committee and, therefore, are not determinable at this time.
Federal Income Tax Consequences of Awards Under the Plan. The following is a summary of the material U.S. federal income tax consequences of the issuance and exercise of awards under the Plan. It is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. This summary does not discuss any income tax law provisions of any municipality, state or foreign country in which a participating individual may reside. Tax consequences under such jurisdictions may vary.
When a non-qualified stock option is granted, there are no income tax consequences for the optionholder or us. When a non-qualified stock option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price multiplied by the number of shares of common stock subject to the option that was exercised. We are generally entitled to a deduction equal to the compensation recognized by the option holder for the taxable year in which the optionholder recognizes the compensation.

When an incentive stock option is granted, there are no income tax consequences for the optionholder or us. When an incentive stock option is exercised, the optionholder does not recognize income and we do not receive a deduction. The option holder, however, must treat the excess of the fair market value of the common stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax.
If the optionholder disposes of the common stock after the option holder has held the common stock for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the optionholder receives upon the disposition over the exercise price is treated as long-term capital gain for the optionholder. We are not entitled to a deduction. If the optionholder makes a “disqualifying disposition” of the common stock by disposing of the common stock before it has been held for at least two years after the date the incentive option was granted and one year after the date the incentive option was exercised, the optionholder recognizes compensation income equal to the excess of (i) the fair market value of the common stock on the date the incentive option was exercised or, if less, the amount received on the disposition over (ii) the exercise price. We are generally entitled to a deduction equal to the compensation recognized by the optionholder for the taxable year in which the option holder recognized the compensation.
When a stock appreciation right is granted, there are no income tax consequences for the participant or us. When a stock appreciation right is exercised, in general, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received upon exercise. We are entitled to a deduction equal to the compensation recognized by the participant.
Generally, when a restricted stock unit or a share of restricted stock is granted, there are no income tax consequences for the participant or us. Upon the payment to the participant of common shares in respect of restricted stock units or the release of restrictions on restricted stock, the participant, generally, recognizes compensation equal to the fair market value of the shares as of the date of delivery or release. We are entitled to a deduction equal to the compensation recognized by the participant.
Amendment to the Plan
The Committee amended the Plan, subject to approval of the amendment by the Company’s stockholders at the annual meeting. If stockholders vote to approve the amendment, the following language will replace the first sentence of Section 3 of the Plan in its entirety:
“The total number of Shares which may be issued under the Plan is 23,000,000.”
The Board of Directors recommends a vote “For” Proposal 3 to amend the Company’s Plan to increase the number of shares issuable under the Plan. Proxies solicited by the Board of Directors will be voted “For” this Proposal 3 unless stockholders specify a different choice.
* * * * *
PROPOSAL 4 — APPROVAL OF A PLAN AMENDMENT TO AUTHORIZE A STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER SENIOR EXECUTIVES
We are also seeking stockholder approval of an amendment to our Plan to allow for a one-time stock option exchange program. If implemented, the program would allow certain of our current employees to surrender outstanding stock options having exercise prices above the fair market value of our common stock in exchange for new stock options on a one-for-one basis, with new vesting requirements and an exercise price equal to the fair market value of our common stock on the grant date (the “Exchange Program”). The Exchange Program would be made available to the employees described below, but would not be made available to members of our Board of Directors (the “Board”), our executive officers (including the named executive officers identified in the Summary Compensation Table below) or certain other of our 45 most senior executives as may be designated by the Committee.

Stockholder approval is required for this proposal under NYSE rules and the terms of the Plan. If TRW stockholders approve this proposal to amend our Plan, the Board intends to commence the Exchange Program as soon as reasonably practicable after the annual meeting. If TRW stockholders do not approve this proposal, the Exchange Program will not take place.
Background
The Company’s compensation philosophy is intended to attract, retain and motivate employees using an appropriate mix and various levels of cash and equity compensation. Stock options for certain of the Company’s employees are important in the implementation of this philosophy. The sharp decline over recent months in the Company’s stock price have posed a major challenge to the overall goal of retaining and motivating employees upon whom the Company and stockholders rely to help move the Company forward in these challenging times in the automotive industry. Since becoming a public company, we have depended upon these awards to provide a long-term incentive for certain of our employees. However, all of the stock options that have been granted by the Company from 2003 through 2008 now have exercise prices that exceed the trading price of the Company’s common stock (hereinafter referred to as “out of the money” or “underwater”). As a result, the incentive and retention value of these outstanding options has been substantially eliminated.
The Exchange Program is intended to restore the incentive and retention value of our stock option program and to balance the interests of employees and stockholders by providing approximately 200 employees with a one-time opportunity to exchange their underwater options on a one-for-one basis for new stock options with an exercise price equal to the fair market value of our common stock on the grant date, and requiring another two years of future service in order for the new options to vest. In effect, the Exchange Program will enable us to realign the exercise prices of previously granted option awards with the current value of our common stock, so that outstanding option awards once again become important tools to help motivate and retain our existing employees and maintain the competitiveness of our compensation program.
The Committee has determined that it would be in the best interest of the Company to implement the Exchange Program and has approved an amendment, subject to stockholder approval, to the Plan to expressly permit the Company to implement the Exchange Program. The Board has considered and recommends a vote “for” this proposal.
Description of the Exchange Program
Implementing the Exchange Program. If the Company receives stockholder approval of the Plan amendment permitting the Exchange Program, the Exchange Program may commence at a time determined by the Committee, with terms expected to be materially similar to those described in this proposal. The stockholder approval will be for a one-time Exchange Program. Even if stockholders approve this proposal, the Committee will still determine whether or not and when to implement the Exchange Program and the final terms of the Exchange Program.
The Exchange Program will be effectuated by means of a formal offer to eligible employees to exchange certain outstanding stock options for new options, subject to the terms and conditions set forth in the “tender offer” documents and related materials to be filed with the SEC and distributed to eligible employees (the “Exchange Offer”). Eligible employees would be given at least 20 business days (or such longer period as we may elect to keep the Exchange Program open) to elect to exchange all or none of their eligible options, on a grant-by-grant basis, for new options. After the Exchange Offer is closed, the eligible options surrendered for exchange would be cancelled, the Committee would approve grants of new options to participating employees and option documents would be distributed promptly thereafter. The new options would be granted under the Plan and would be subject to the terms of the Plan.
We currently anticipate that the Committee would establish the final terms of the Exchange Program and commence the Exchange Offer as soon as reasonably practicable following approval of this proposal by our stockholders. However, if the Exchange Program does not commence within one year after the date of stockholder approval, the Company will not commence the Exchange Program or any similar program without again seeking and receiving stockholder approval.

If you are both a stockholder and an eligible employee holding eligible options, please note that voting to approve the Plan amendment authorizing the Exchange Program does not constitute an election to participate in the Exchange Program.
Eligible Optionholders. The Exchange Program will generally be open to active employees of the Company and its subsidiaries holding eligible options, other than our executive officers (including the named executive officers) and such other of our 45 most senior executives as may be designated by the Committee. None of the members of our Board will be permitted to participate in the Exchange Program. Although the Company intends to include eligible employees located outside the United States, the Company may exclude such employees if, for any reason, the Committee believes that their participation would be illegal, inadvisable or impractical. To be eligible, an individual must be employed on the date the Exchange Offer commences and must remain employed through the date that the new options are granted. At March 23, 2009, we had approximately 200 employees who were eligible for the Exchange Program.
Eligible Outstanding Options. Generally, all outstanding stock options held by the eligible optionholders that, as of a date specified by the terms of the Exchange Offer (which date shall not be more than 20 business days prior to the commencement of the Exchange Program), have an exercise price in excess of the fair market value of a share of our common stock, will be eligible for the Exchange Program. All of our outstanding stock options are characterized for U.S. federal income tax purposes as non-qualified. Other outstanding stock awards, such as restricted stock units, are not eligible for the Exchange Program. As of March 23, 2009, a total of approximately 8.3 million shares were subject to outstanding options under the Plan. Of the total outstanding, options covering approximately 1.27 million shares, or 15% of the total, would have been eligible for participation in the Exchange Program if it had been implemented as of March 23, 2009 (and the Committee had not excluded any otherwise eligible tranches of existing options). The exercise prices of these eligible outstanding options range from $10.00 to $38.60. Eligible options ultimately will be determined at the time that the Committee approves the terms of the Exchange Offer.
One for One Exchange. Under the Exchange Program, eligible optionholders would be able to elect to exchange outstanding eligible options to purchase shares of our common stock for new stock options covering the same number of shares.
Election to Participate. Participation in the Exchange Offer will be voluntary, and we will not make any recommendation to employees as to whether or not they should participate. Eligible optionholders will be permitted to exchange all or none of their eligible options for new options on a grant-by-grant basis, meaning that an eligible optionholder who holds more than one eligible option need not surrender every eligible option he or she holds, but if any part of a single eligible option is surrendered, the entire eligible option must be surrendered. The Committee may determine to require an employee to tender all eligible options in the Exchange Program as a condition of participation. Any employee who chooses not to participate with respect to any particular outstanding option award would continue to hold such option subject to the existing terms and conditions of each such award.
Exercise Price of New Options. Each new stock option granted in the Exchange Program will be granted under the Plan and have an exercise price equal to the average of the high and low sales prices of our common stock on the grant date.
Vesting Terms of New Options. The new options will vest as to all of the underlying shares on the second anniversary of the grant date. This new vesting period will apply to each new option regardless of whether the surrendered options were already vested or not.
Expiration of New Options. Each new option will have the same expiration date as the corresponding surrendered option.
Other Terms of New Options. The other terms and conditions of the new options will be set forth in an option agreement to be entered into as of the grant date of the new options, and will be substantially similar to those of the options surrendered. Each new option will be granted pursuant to the Plan and, accordingly, will be governed by the terms and conditions of the Plan. The new options will be characterized for U.S. federal income tax purposes as non-qualified stock options.

Return of Eligible Options Surrendered. The eligible options tendered in the Exchange Offer will be cancelled unless we elect, in our sole discretion, not to accept any or all of such tendered options. The surrendered options will be terminated under the Plan and the shares subject to the surrendered options will return to the pool of shares available for grant in accordance with the Plan. Because each surrendered option will be replaced with a new option covering the same number of shares, the Exchange Program will not result in an increase or decrease in the number of shares available for issuance under the Plan.
Potential Modification of Terms. The terms of the Exchange Offer will be described in tender offer documents that will be filed with the SEC and distributed to eligible employees. Although we do not anticipate that the SEC will require us to modify the terms significantly, it is possible that we will need to alter the terms of the Exchange Offer, including an extension of the period we will keep the Exchange Offer open, to comply with comments from the SEC. In any case, we reserve the right, in our sole and absolute discretion, to suspend, modify or terminate the Exchange Offer at any time for any reason prior to the closing date, except that a modification that would materially increase our cost of the Exchange Program, broaden eligibility or otherwise materially adversely impact dilution to stockholders, or that otherwise would require stockholder approval under applicable rules of the NYSE, will be subject to the further approval of our stockholders.
Accounting Consequences. Under Statement of Financial Accounting Standards No. 123R (“FAS 123R”), the Company currently expenses stock options using the fair value method under which the cost of stock option grants is measured by the fair value of the awards on their grant date and is recognized over the vesting periods of the awards regardless of whether or not the awards had any intrinsic value during the period. Currently, 81%, or approximately 1.0 million of the 1.27 million options eligible under the Exchange Program are vested. Accordingly, as of December 31, 2008, we had already expensed approximately $6.0 million as compensation expense related to these options. We estimate that the additional non-cash expense for unvested eligible options subsequent to December 31, 2008 will be approximately $1.6 million, which the Company will continue to recognize as compensation expense. If the Exchange Program had been consummated at March 23, 2009, assuming a full exchange of all eligible options and a grant price of $3.69 per share (the fair market value of our common stock on that date), we estimate that the incremental non-cash compensation expense above this amount that would need to be recognized as compensation expense over the two-year vesting period of the new options would have been approximately $1.5 million.
The dilutive impact of the new options in calculating fully diluted earnings per share (“EPS”) may vary from the dilutive impact of the surrendered options. Given the lower exercise price of the new options, it is likely that the new options will result in dilution to EPS at times when the surrendered options would not have resulted in EPS dilution, specifically when the exercise price of the surrendered options exceeds the average market price of the stock.
U.S. Federal Income Tax Consequences of the Exchange Program. The following is a summary of the material U.S. federal income tax consequences of the Exchange Program. It is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. This discussion is intended for the information of stockholders considering how to vote at the annual meeting and not as tax guidance to participants in the Exchange Program, as the consequences may vary with the types of awards surrendered or made, the identity of the participants, and the method of settlement. This summary does not discuss any income tax law provisions of any municipality, state or foreign country in which a participating individual may reside. Tax consequences under such jurisdictions may vary.
The exchange of eligible options for new options should be treated as a non-taxable exchange, so that no income should be recognized for U.S. federal income tax purposes by us or by the participating employee upon the grant of the new options. Upon exercising a new option, the option holder generally recognizes compensation equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price multiplied by the number of shares of common stock subject to the option that was exercised. A disposition of shares acquired upon exercise of an option generally will result in short-term or long-term capital gain or loss for the holder measured by the difference between the sale price and the individual’s tax “basis” in such shares. The tax “basis” normally is the amount that the holder recognized as ordinary income in connection with the option’s exercise. We normally can claim a tax deduction equal to the compensation recognized by the option holder in connection with the exercise of an option, but no tax deduction relating to a participant’s capital gains.

The Exchange Program is intended to be offered on a worldwide basis (except where illegal, inadvisable or impractical under local law). Eligible employees residing outside of the United States may be subject to laws other than those of this country. The international tax implications of the Exchange Program are not discussed in this proxy statement and will vary depending upon the tax laws of foreign jurisdictions.
New Plan Benefits Under the Plan
Because the decision of our employees to participate in the Exchange Offer will be completely voluntary, we are not able to determine who will participate or how many options will be tendered for exchange. Members of our Board hold no options and will not participate in the exchange offer. Further, neither our named executive officers nor certain other of our 45 most senior executives designated by the Committee will be eligible to participate in the Exchange Offer. Assuming that (i) all eligible optionholders elect to exchange all of their eligible options, and (ii) all of the options that would be considered eligible as of March 23, 2009, continue to be eligible options at the time of the Exchange Offer, approximately 1.27 million replacement options would be granted to eligible Company employees in the Exchange Offer. The value of the replacement options cannot be determined until the grant date under the Exchange Program.
Amendment to the Plan
In order to permit the Company to implement the Exchange Program in compliance with applicable NYSE rules, the Committee amended the Plan, subject to approval of the amendment by the Company’s stockholders at the annual meeting. If stockholders vote to approve the amendment, the following language will be added as a new Section 19 to the Plan:
“19. Option Exchange Program. Notwithstanding any other provision of the Plan to the contrary, the Company, by action of the Committee, may effect an option exchange program (the “Exchange Program”), to be commenced through one or more exchange offers prior to May 19, 2010, provided that in no event may more than one offer to exchange be made for any outstanding option. Under any exchange offer, Eligible Employees will be offered the opportunity to exchange Eligible Options (the “Surrendered Options”) for new Options (the “New Options”), as follows: (1) each New Option shall represent the right to purchase the same number of Shares underlying the corresponding Surrendered Option(s), (2) the per share exercise price of each New Option shall be not less than the Fair Market Value of a Share on the grant date of the New Option; (3) each New Option will have a two-year vesting period regardless of the vested or unvested status of the Surrendered Options; and (4) each New Option shall have the same expiration date as the corresponding Surrendered Option. All other material terms of each New Option shall be substantially similar to the Surrendered Option exchanged therefore. “Eligible Employees” means employees of the Company other than its executive officers (as designated by the Board of Directors pursuant to Rule 16a-1(f) under Section 16 of the Securities Exchange Act of 1934, as amended) and such other of the Company’s 45 most senior executives as may be designated by the Committee. “Eligible Options” means any Option other than a New Option where, as of a date specified by the terms of any exchange offer (which date shall be not more than 20 business days prior to any exchange offer), the Option Price is greater than the Fair Market Value per Share. Subject to the foregoing, the Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Exchange Program.”
Other material terms of the Plan are discussed in Proposal 3 contained above in this proxy statement.
The Board of Directors recommends a vote “For” Proposal 4 to amend the Company’s Plan to permit a one-time stock option Exchange Program for employees other than directors, executive officers and certain other senior executives. Proxies solicited by the Board of Directors will be voted “For” this Proposal 4 unless stockholders specify otherwise.

The Board of Directors
The Board of Directors currently consists of nine directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Board of Directors met six times during 2008, four of which were regular meetings and the remaining special meetings. All of the current directors who were directors in 2008 attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors during their tenure on each in 2008. Directors are expected to attend all scheduled Board and committee meetings. Director presence at the annual meeting is encouraged, and all of our then eight-member Board of Directors attended the 2008 annual meeting, including one director who attended telephonically.
Director Independence
TRW’s Board of Directors is currently comprised of six directors who qualify as “independent” as such term is defined by the rules adopted by the SEC and NYSE listing requirements. To be considered independent, the Board of Directors must determine each year that a director does not have any direct or indirect material relationship with TRW. When assessing the “materiality” of any relationship a director has with TRW, the Board of Directors reviews all the relevant facts and circumstances of the relationship to assure itself that no commercial or charitable relationship of a director impairs such director’s independence.
The Board of Directors established guidelines, which are set forth in the Corporate Governance Guidelines published on TRW’s Internet site (www.trw.com), to assist it in determining director independence under the NYSE listing requirements. These guidelines provide that a director will not be independent if, within the preceding three years (i) the director was employed by TRW or its subsidiaries; (ii) an immediate family member of the director was employed by TRW or its subsidiaries as an executive officer; (iii) a TRW executive officer was on the compensation committee (or a committee performing similar functions) of the board of directors of a company which employed the director, or which employed an immediate family member of the director, as an executive officer; or (iv) the director or an immediate family member of the director received more than $120,000 during any twelve-month period in direct compensation from TRW or its subsidiaries (other than payments for current or past service as a director or compensation received by a family member for service as a non-executive employee). In addition, a director will not be independent if (i) the director or an immediate family member of the director is a current partner of TRW’s independent auditor; (ii) the director is a current employee of such firm; (iii) an immediate family member of the director is a current employee of such firm and personally works on TRW’s audit; or (iv) the director or immediate family member of the director was within the last three years a partner or employee of such firm and personally worked on TRW’s audit within that time. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a TRW director is an employee of another company that does business with TRW and the annual sales to, or purchases from, TRW or its subsidiaries are less than the greater of $1 million or two percent of the annual revenues of the company he or she is employed by; (ii) if a TRW director is an employee of another company which is indebted to TRW or its subsidiaries, or to which TRW or its subsidiaries is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she is employed by; and (iii) if a TRW director serves as an officer, director or trustee of a charitable organization and TRW’s discretionary charitable contributions to the organization are less than the greater of $1 million or two percent of that organization’s total annual charitable receipts. (Automatic matching of employee charitable contributions will not be included in the amount of TRW’s contributions for this purpose.)
The Board of Directors has affirmatively determined that each of the following directors and nominees for director meet these standards for independence and qualify as independent: James F. Albaugh, Francois J. Castaing, Michael R. Gambrell, J. Michael Losh, Jody G. Miller and Paul H. O’Neill. Throughout this Proxy Statement, we refer to these directors as our “independent directors.” In determining the independence of these directors, the Board of Directors considered their charitable affiliations, but found that TRW either made no donations to their affiliated charities or donations were well below the prohibited levels. The Board also considered Mr. O’Neill’s status as a special advisor to Blackstone, in light of TRW’s payment of $5 million in annual fees to Blackstone under a transaction and monitoring agreement, which is described below under “Compensation Committee Interlocks and Insider Participation.” The Board concluded that Mr. O’Neill is nonetheless independent because he is not an employee or executive officer of Blackstone. In addition, as such, he is not deemed to beneficially own the TRW stock held by Blackstone and so is not an “affiliated person” of TRW. With respect to Mr. Gambrell, the Board also considered TRW’s purchases of product from The Dow Chemical Company (“Dow”), Mr. Gambrell’s employer, and Dow Corning which is 50% owned by Dow. However, given that TRW’s annual purchases total approximately 0.01% of Dow’s annual sales, the Board concluded that Mr. Gambrell is independent and does not have a material interest in the purchase transactions. In addition, although Mr. Losh serves on the audit committee of more than three publicly traded companies, the Board determined that such simultaneous service does not impair his ability to serve on TRW’s Audit Committee. There were no other relationships, transactions or arrangements with any of the independent directors required to be disclosed herein or not required to be so disclosed but considered by the Board.

Cesssation of Controlled Company Status
On June 4, 2007, we completed a secondary public offering of 11 million shares of our common stock held by Blackstone and certain members of our management. As a result of that transaction, Blackstone’s ownership stake in our common stock decreased from 56.4% to 46.5%. Prior to the completion of the offering, TRW availed itself of the “controlled company” exemptions under the NYSE corporate governance rules that eliminate the requirements that the board of directors be composed of a majority of independent directors and that the compensation and nominating and corporate governance committees be composed entirely of “independent” directors within the meaning of the NYSE listing requirements. Upon completion of the offering we ceased to be a “controlled company” for purposes of the NYSE corporate governance rules. Accordingly, we are now in full compliance with the NYSE independence requirements.
Director Information
Neil P. Simpkins, our Chairman of the Board, presides over meetings of the non-management directors. Stockholders and other interested persons may contact Mr. Simpkins, the non-management directors as a group, or the Audit Committee directly in writing c/o TRW Automotive Holdings Corp., P.O. Box 51701, Livonia, MI 48151-5701, USA. TRW’s Internet site (www.trw.com) includes: the Standards of Conduct, TRW’s code of business conduct and ethics applicable to all of TRW’s directors, officers and employees; Corporate Governance Guidelines; and charters for the Audit, Compensation and Corporate Governance and Nominating Committees. In addition, these documents are available in print to any stockholder who requests them.
The following information about the directors, including the nominees, has been provided by the directors. There is no family relationship among the directors or between any director and an executive officer. Mr. Simpkins, Mr. Friedman and Mr. O’Neill were originally designated by an affiliate of Blackstone for nomination to the Board of Directors pursuant to such affiliate’s right under a stockholders agreement, the current form of which is referenced under the “Transactions with Related Persons — Stockholders Agreement” section of this Proxy Statement.
Class II — Nominees Standing for Re-Election:

	First
Name, Age and	Became a
Position	Director	Principal Occupation, Business Experience and Directorships

James F. Albaugh, 58 Director	2006	Mr. Albaugh is currently president and chief executive officer of Boeing’s Integrated Defense Systems and a member of the company’s Executive Council. This $32.1 billion business unit includes Boeing’s defense, government, intelligence, space and communications capabilities. Prior to his current position, Mr. Albaugh, who joined Boeing in 1975, held various executive positions, including president and chief executive of Space and Communications and president of Space Transportation. He is a fellow of the American Institute of Aeronautics and Astronautics, the Royal Aeronautical Society, an elected member of the International Academy of Aeronautics, the Aerospace Industries Association Board of Governors Executive Committee and other professional organizations.

	First
Name, Age and	Became a
Position	Director	Principal Occupation, Business Experience and Directorships

Robert L. Friedman, 66 Director	2003	Mr. Friedman has served as a senior managing director of Blackstone since February 1999 and in addition as Chief Legal Officer of Blackstone since January 2003. From 1974 until the time he joined Blackstone, Mr. Friedman was a partner with Simpson Thacher & Bartlett LLP, a New York law firm. He currently also serves on the board of directors of Axis Capital Holdings Limited, the India Fund, Inc. and FGIC.

J. Michael Losh, 62 Director	2003	Mr. Losh was interim chief financial officer of Cardinal Health from July 2004 until May 2005. He served as the Chairman of the Board of Metaldyne Corporation from October 2000 to April 2002. Prior to that, he was the Executive Vice President and Chief Financial Officer of General Motors Corp. from July 1994 to September 2000. At General Motors he served in a variety of operating and financial positions from 1964 to 2000. He currently also serves on the board of directors and compensation, finance and governance/nominating committees of Aon Corporation, on the board of directors and audit committee of H.B. Fuller Company and AMB Property Corporation, on the board of directors and the audit, compensation and pricing committees of Masco Corporation and on the board of directors and audit, governance and executive committees of Cardinal Health Inc.
Class III — Terms Expiring in 2010:

	First
Name, Age and	Became a
Position	Director	Principal Occupation, Business Experience and Directorships

Jody G. Miller, 51 Director	2005	Ms. Miller founded in 2006 and became CEO of The Business Talent Group LLC, a privately held company providing top independent business talent to companies for project and consulting assignments. She was a Venture Partner with Maveron, LLC from 2000 to 2006. From 1995 to 1999, Ms. Miller held a variety of executive positions, including Executive Vice President and Acting President and Chief Operating Officer, at Americast, a digital video and interactive services partnership of Ameritech, BellSouth, GTE, SBC, SNET and The Walt Disney Company. She also serves on the board of directors of Capella Education Company, a leading online university (NASDAQ).

John C. Plant, 55 Director, President and Chief Executive Officer	2003	Mr. Plant has been our President and Chief Executive Officer since February 28, 2003. Prior to that, Mr. Plant had been a co-member of the Chief Executive Office of TRW Inc. and had been President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 — 2001, Mr. Plant was Executive Vice President and General Manager of TRW Chassis Systems. Prior to the TRW Inc. acquisition of Lucas Varity in 1999, Mr. Plant was President, Lucas Varity Automotive.

Neil P. Simpkins, 42 Director, Chairman of the Board	2003	Mr. Simpkins has served as a senior managing director of Blackstone since December 1999. From 1993 until the time he joined Blackstone, Mr. Simpkins was a principal at Bain Capital. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in London and the Asia Pacific region. He currently serves on the board of directors of Vanguard Health Systems Inc. and Team Health L.L.C.

Class I — Terms Expiring in 2011:

	First
Name, Age and	Became a
Position	Director	Principal Occupation, Business Experience and Directorships

Francois J. Castaing, 63 Director	2004	Mr. Castaing is a consultant for Castaing & Associates. Mr. Castaing retired in 2000 as technical advisor to the Chairman of DaimlerChrysler Corporation. Prior to his retirement, Mr. Castaing spent thirteen years with Chrysler Corporation serving as Executive Vice President of Vehicle Engineering from 1988 to 1996 and subsequently ran Chrysler International Operations. From 1980 to 1987, Mr. Castaing was with American Motors where he was Vice President of Engineering and later Group Vice President Product and Quality, until Chrysler acquired that company. Mr. Castaing began his career with Renault as Technical Director for Renault Motorsport Programs. Mr. Castaing currently serves on the board of directors and audit committee of Amerigon Incorporated.

Michael R. Gambrell, 55 Director	2008	Mr. Gambrell has been the Executive Vice President of Basic Plastics and Chemicals for The Dow Chemical Company since 2005. In addition, Mr. Gambrell is responsible for Dow’s Global Manufacturing and Engineering Organization, has executive oversight for Dow’s activities in India, the Middle East and Africa, and is a member of Dow’s Executive Leadership Committee, its Business Operations Committee and its Management Committee. He is an ex officio member of Dow’s board of director’s Environmental, Health, and Safety Committee. From 2003 to 2005, Mr. Gambrell served as Dow’s Business Vice President for EDC/VCM and ECU Management, Business Vice President for its Chlor-Vinyl Business and Senior Vice President for Chemicals and Intermediates. He has been with Dow in various roles of increasing responsibility since 1976. Mr. Gambrell currently serves as a board member and past Chairman of the Governing Council for the World Chlorine Council and is a board and executive committee member of the National Association of Manufacturers and a member of the US-India Business Council and the University of Michigan Engineering Advisory Council.

Paul H. O’Neill, 73 Director	2003	Mr. O’Neill has been a Special Advisor at Blackstone since March 2003. Prior to that, he served as U.S. Secretary of the Treasury during 2001 and 2002 and was Chairman and Chief Executive Officer of Alcoa from 1987 through 1999. He retired as Chairman of Alcoa in 2000. He currently also serves on the board of directors of Celanese Corporation.

Committees of the Board of Directors
There are three standing committees of our Board of Directors: Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, each of which is composed entirely of independent directors.
Audit Committee

Number of Members:	3 (three)

Members:	J. Michael Losh (Chairman) James F. Albaugh Francois J. Castaing

Number of Meetings in 2008:	7 (Seven)

Purpose:	The Audit Committee is responsible for (1) selecting the independent auditor, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of TRW’s financial statements; the independent accountant’s qualifications, independence and performance; the performance of TRW’s internal audit function; and compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures, and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) reviewing with the independent auditor and management, the adequacy and effectiveness of the systems of internal controls, (6) discussing the annual audited and quarterly financial statements with management and the independent auditor, (7) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (8) discussing policies with respect to risk assessment and risk management, (9) meeting separately, periodically, with management, internal auditors and the independent auditor, (10) reviewing with the independent auditor any audit problems or difficulties and management’s response, (11) setting hiring policies for employees and former employees of the independent auditors, (12) reviewing reports and disclosures of related party transaction and approving or ratifying any such transaction, if appropriate, (13) with respect to the independent accountant, overseeing the rotation of the audit partners, (14) handling such other matters that are specifically delegated to the Audit Committee by the Board from time to time, and (15) reporting regularly to the full Board.

Each of the Audit Committee members is independent as that term is used in section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the Board of Directors has determined that each of the members of the Audit Committee is independent as defined by the NYSE rules. The Board of Directors has also determined that Mr. Losh, the former Chief Financial Officer of General Motors Corp., is an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act and the related SEC rules. In addition, the Board of Directors has determined James F. Albaugh and Francois J. Castaing have significant experience in reviewing, understanding and evaluating financial statements and are financially literate, as such term has been defined by the listing standards of the NYSE. The Committee operates under a written charter, which is available for review on TRW’s Internet site (www.trw.com) and is available in print to any stockholder who requests it.

Compensation Committee

Number of Members:	2 (two)

Members:	Francois J. Castaing (Chairman) J. Michael Losh

Number of Meetings in 2008:	8 (Eight)

Purpose:	The Compensation Committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing the compensation of TRW’s independent directors and reviewing and approving the compensation of TRW’s executive officers (after consultation and recommendation from the Chief Executive Officer in the case of the other executive officers), (3) reviewing and approving employment contracts and other similar arrangements between TRW and executive officers, (4) reviewing and consulting with the Chief Executive Officer on the evaluation of executive performance and other related matters, (5) reviewing and making recommendations to the Board with respect to stock plans and other incentive compensation plans, (6) overseeing, interpreting and making grants and awards under TRW’s incentive compensation plans and equity based plans, and (7) such other matters that are specifically delegated to the Compensation Committee by the Board from time to time. It also is responsible for reviewing and discussing with management the Compensation Discussion and Analysis to be included in the proxy statement and determining whether to recommend it for inclusion in the proxy statement. The Compensation Committee may delegate any or all of its responsibilities to a sub-committee of the Compensation Committee and may delegate to the Chief Executive Officer certain authority with respect to grants of equity based awards to non-executive officers and other employees of TRW.

The Board of Directors has determined that each of the Compensation Committee members is independent as defined by the NYSE rules. The Committee operates under a written charter, which is available for review on TRW’s Internet site (www.trw.com) and is available in print to any stockholder who requests it.

Consultants and Benchmarking:	As discussed in this Proxy Statement under “Compensation Discussion and Analysis,” the Compensation Committee from time to time hires a compensation consultant, most recently in 2008. In 2004, the Committee engaged Mercer Human Resource Consulting (“Mercer”). TRW paid Mercer’s fees in that instance. In that engagement, Mercer was hired to assist in the formulation of a compensation program for TRW’s top five executives and the 34 next most senior managers. Utilizing certain peer group data as well as survey data, Mercer recommended a compensation program that included base pay, annual cash bonus and a long-term incentive opportunity. The Compensation Committee used Mercer’s data and recommendations to establish TRW’s executive compensation program. Subsequent to this engagement, on an annual basis the Compensation Committee has reviewed compensation survey data provided by consultants to management, as described in the following paragraphs. Additionally in 2008 the Compensation Committee engaged Mercer to review the approach and market competitiveness of the Chief Executive Officer’s direct compensation package.

Since November 2007, TRW has used the Towers Perrin U.S. Executive Compensation Database, which has in excess of 1,000 participants, as a source of relevant market data for compensation decisions. From this database Towers Perrin provides market data from approximately 600 companies in the “general industry group” with median revenues of $6 billion. This source provides matches for each executive position and, through the use of regression analysis, provides appropriate market data. At the time the information from this database was utilized for 2008 compensation decisions, the Compensation Committee was not aware of the identity of the included companies.

With the Compensation Committee’s concurrence, we also benchmark our executive compensation against a proxy group of 22 automotive, industrial and manufacturing companies. These companies range in revenue size from one-fifth to three times TRW’s annual revenues and have median revenue of $11.5 billion and average revenue of 14.7 billion. The companies in this group are as follows:

• American Axle & Manufacturing Holdings, Inc.

• Applied Materials Inc.

• ArvinMeritor, Inc.

• BorgWarner Inc.

• Caterpillar Inc.

• Cummins Inc.

• Danaher Corp.

• Deere & Co.

• Eaton Corporation

• Emerson Electric Co.

• The Goodyear Tire & Rubber Company

• Ingersol-Rand Co. Ltd.

• Johnson Controls, Inc.

• Lear Corporation

• Masco Corporation

• PACCAR Inc.

• Parker-Hannifin Corp.

• Tenneco Inc.

• Terex Corp.

• Textron Inc.

• Visteon Corporation

• Whirlpool Corp.

Towers Perrin has been engaged by TRW to provide data from both of these sources on an ongoing basis from November 2007.

The survey and other compensation data gathered is used to establish competitive levels for total direct compensation, targeting compensation to fall between market median and the 75th percentile of the market data, taking into account the executive’s experience, performance and value to TRW.

Our Chief Executive Officer uses this data when recommending executive compensation to the Compensation Committee. The Compensation Committee uses these levels as guidelines but not rigid target ranges.

In addition to providing the services identified above, both Mercer and Towers Perrin provide other services to TRW. Mercer provides TRW with the following additional services:

•   Actuarial valuations with respect to our defined benefit plans in the U.S., Germany and Japan as well as valuations with respect to certain statutory plans in certain territories where required by legislation;

• Retiree medical plan consulting, including plan design recommendations; and

• Investment consulting with respect to our U.S. and U.K. pension plan investments.

Towers Perrin provides TRW with the following additional services:

• Actuarial and administrative services with respect to our Canadian pension plans;

• Health care consulting for our Canadian active and retiree medical plans; and

• Investment consulting with respect to our Canadian pension plan investments.

Corporate Governance and Nominating Committee

Number of Members:	2 (two)

Members:	Jody G. Miller Paul H. O’Neill

Number of Meetings in 2008:	None. The Corporate Governance and Nominating Committee held no formal meetings and acted in 2008 solely by written consent.

Purpose:	The Corporate Governance and Nominating Committee is generally responsible for identifying qualified Board candidates, recommending director nominees, and overseeing the evaluation of the Board’s performance and the Corporate Governance Guidelines.

The Board of Directors has determined that each of the Corporate Governance and Nominating Committee members is independent as defined by the NYSE rules. The Committee operates under a written charter, which is available for review on TRW’s Internet site (www.trw.com) and is available in print to any stockholder who requests it.

The Corporate Governance and Nominating Committee will consider stockholder suggestions for nominees for director. Suggestions should be submitted to our secretary, with the recommended candidate’s biographical data and written consent to nomination and to serving, if elected, not later than the date by which stockholder proposals for action must be submitted. Procedures to be followed by stockholders in recommending nominees for director are also described in the section entitled “Stockholder Proposals” below in this Proxy Statement.
Directors should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. The Corporate Governance and Nominating Committee, after consultation with the Chairman and other members of the Board, shall review periodically the particular attributes that would be most beneficial to TRW in future Board nominees. This assessment shall include, but not be limited to, issues such as integrity, competence, experience, commitment, diversity and collegiality.
Our independent directors are also required to meet certain stock ownership guidelines. We feel this further aligns the interests of the independent directors with those of our stockholders. Under these guidelines, the independent directors are expected, over a period of five years from the date they are elected as a director, to acquire and hold a total of eight thousand (8,000) shares of our common stock. Unvested restricted stock units do not count toward satisfying these requirements. Each of our independent directors who has been a Board member for five years or more meets or exceeds these guidelines.
Each of the nominees for the Board of Directors included on the proxy card for the 2009 annual meeting is standing for re-election.
Code of Ethics
We have adopted a code of ethics that applies to our chief executive officer, chief financial officer, principal accounting officer and other employees. This code is called our Standards of Conduct and is available on TRW’s Internet site (www.trw.com) under Investors/Corporate Governance and is available in print to any stockholder who requests it.

Security Ownership of Certain Beneficial Owners and Management
The table below shows how much of our common stock was beneficially owned as of March 23, 2009 (unless another date is indicated) by (i) each person known by TRW to beneficially own more than 5% of our common stock, (ii) each director (who was serving as a director as of that date) and nominee for director, (iii) each executive officer named in the Summary Compensation Table appearing later in this Proxy Statement, and (iv) all directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights within 60 days of March 23, 2009 (such as by exercising options).

Name of Beneficial Owner	Number	Percent

Beneficial Owners of More than 5%:
Blackstone (1)	46,060,285	45.4
Stephen A. Schwarzman (1)	46,060,285	45.4
T. Rowe Price Associates, Inc. (2)	14,368,932	14.2
Wellington Management Company, LLP (3)	13,085,546	12.9

Directors and Executive Officers:
James F. Albaugh	8,500	*
Francois J. Castaing (4)	12,900	*
Robert L. Friedman (1)	46,060,285	45.4
Michael R. Gambrell	—	—
J. Michael Losh	15,900	*
Jody G. Miller	10,700	*
Paul H. O’Neill	14,000	*
John C. Plant (5)(6)	2,327,529	2.3
Neil P. Simpkins (1)	46,060,285	45.4
David L. Bialosky (4)(5)	456,095	*
Joseph S. Cantie (5)	583,105	*
Peter J. Lake (5)	784,057	*
Steven Lunn (5)	1,186,279	1.2
All directors and executive officers as a group (14 persons) (7)	5,517,058	5.2

*	Less than 1% of shares of common stock outstanding.

(1)	Shares shown as beneficially owned by Blackstone are held directly by Automotive Investors L.L.C. (“AI LLC”), a Delaware limited liability company. Blackstone Capital Partners IV L.P. owns a majority of the membership interests of AI LLC and has investment and voting control over our shares held by AI LLC. Blackstone Management Associates IV L.L.C. is the sole general partner of Blackstone Capital Partners IV L.P. Blackstone Holdings III L.P. is the managing member of Blackstone Management Associates IV L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. The Blackstone Group L.P. is the member of Blackstone Holdings III GP Management L.L.C. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Messrs. Friedman and Simpkins are members of Blackstone Management Associates IV L.L.C., which has investment and voting control over the shares controlled by Blackstone Capital Partners IV L.P., and may be deemed to be beneficial owners of such shares. Mr. Stephen A. Schwarzman is a founding member of Blackstone Group Management L.L.C. and, as such, may also be deemed to share beneficial ownership of the shares controlled by these entities. Each of Blackstone Management Associates IV L.L.C., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P., Blackstone Holdings III GP Management L.L.C., The Blackstone Group L.P., Blackstone Group Management L.L.C. and Messrs. Friedman, Simpkins and Schwarzman disclaims beneficial ownership of such shares. The address of each of the Blackstone entities is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)	Based on a Schedule 13G dated February 13, 2009 filed on February 11, 2009 by T. Rowe Price Associates, Inc. and T. Rowe Price Capital Appreciation Fund, Inc. with the SEC. According to such Schedule, T. Rowe Price Associates, Inc. has sole voting power over 1,362,400 shares and sole investment power over 14,368,932 shares and T. Rowe Price Capital Appreciation Fund, Inc. has sole voting power over 5,735,890 shares. The address of each entity is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)	Based on a Schedule 13G dated February 17, 2009 filed by Wellington Management Company, LLP (“Wellington”) with the SEC. Wellington, in its capacity as investment adviser, may be deemed to own these shares, which are held of record by clients of Wellington. According to such Schedule, Wellington has shared voting power over 7,860,221 shares and shared investment power over 13,028,546 shares. Wellington’s address is 75 State Street, Boston, Massachusetts 02109.

(4)	4,400 of such shares shown as beneficially owned by Mr. Castaing are held indirectly by Castaing and Associates, Inc., in which Mr. Castaing has a controlling interest, and of such shares shown as beneficially owned by Mr. Bialosky, 20,000 are held indirectly by a trust and 14,299 are held with Mr. Bialosky’s spouse as joint tenants with rights of survivorship.

(5)	Shares shown as beneficially owned by the executive officers include shares underlying stock options which are exercisable or may be exercised within 60 days as follows: (1) 1,975,999 shares for Mr. Plant, (2) 1,014,332 shares for Mr. Lunn, (3) 672,332 shares for Mr. Lake, (4) 493,666 shares for Mr. Cantie and (5) 386,132 shares for Mr. Bialosky. Shares shown as beneficially owned by the executive officers also include any shares held through TRW’s Retirement Savings Plan.

(6)	120,000 of the shares and 316,230 of the options shown as beneficially owned by Mr. Plant are held directly by a limited liability company and one or more trusts, respectively, set up for his estate planning purposes.

(7)	Shares shown as beneficially owned by all directors and executive officers as a group exclude shares beneficially owned by Blackstone.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and beneficial owners of more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock. Such officers, directors and persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file with the SEC.
Based solely on our review of copies of such forms that were furnished to TRW or written representations from TRW’s officers and directors that no Form 5 ownership reports were required for those persons, the Company believes that all filing requirements applicable to its directors, executive officers and greater than 10 percent stockholders were complied with during fiscal year 2008.

Transactions with Related Persons
Stockholders Agreement
On May 29, 2007, we entered into a Third Amended and Restated Stockholders Agreement (the “Third Restated Agreement”) with Automotive Investors L.L.C. (“AI LLC”), an affiliate of Blackstone, which restated AI LLC’s registration rights as set forth in the Second Amended and Restated Stockholders Agreement dated as of January 28, 2004 among TRW, AI LLC and an affiliate of Northrop Grumman Corporation (the “Second Restated Agreement”). The Third Restated Agreement deleted provisions in the Second Restated Agreement that were no longer relevant. For a description of certain agreements and relationships with Blackstone and its affiliates, see “Compensation Committee Interlocks and Insider Participation” below.
Employee Stockholders Agreement
The employee stockholders agreement that we and our management group entered into with an affiliate of Blackstone at the closing of the acquisition by affiliates of Blackstone of the shares of the subsidiaries of TRW Inc. engaged in the automotive business from Northrop Grumman Corporation (the “Acquisition”) provides for certain restrictions and rights in connection with certain sales of shares of our common stock held by our management stockholders. Any stockholders party to this agreement transferring at least a majority of our outstanding stock in a transaction has the right to drag along the other stockholders in such transaction and is subject to the right of such other stockholders to tag along in such transaction. In addition, TRW has certain obligations with respect to piggyback registration rights held by the employee stockholders. The agreement ceases to apply with respect to any shares sold pursuant to Rule 144 under the Securities Act of 1933.
For a description of certain other agreements and relationships with Blackstone and its affiliates, see “Compensation Committee Interlocks and Insider Participation” below.
Related Persons Transactions
In May 2008 our Board of Directors adopted a written policy that requires the Audit Committee to approve or ratify certain transactions involving the Company in which any director, director nominee, executive officer, 5% beneficial stockholder or any of their immediate family members (collectively, “related persons”) has a direct or indirect material interest, as determined by the Committee. This policy covers, without limitation, financial transactions, arrangements or relationships, indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships, but excludes certain transactions deemed not to involve a material interest on the part of the related person. The policy requires directors, director nominees and executive officers to promptly notify the General Counsel or the Chief Financial Officer of any transaction involving TRW and a related person so that it can be reviewed by the Audit Committee to determine whether the related person has a direct or indirect material interest. If the Audit Committee so determines, it considers all relevant information to assess whether the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders. Prior to any renewal of a previously approved related person transaction the Committee will again review the transaction to determine whether it should be renewed. The participation agreement with Core Trust Purchasing Group referenced below was reviewed with the Audit Committee prior to being executed.
Compensation Committee Interlocks and Insider Participation
Mr. Losh and Mr. Castaing are members of the Compensation Committee. Mr. Neil Simpkins was a member of the Compensation Committee until his resignation from that Committee on June 4, 2008. None of Messrs. Simpkins, Losh or Castaing is or has been an employee or officer of TRW or its subsidiaries since the Acquisition. Mr. Simpkins is a senior managing director of Blackstone. For a description of the relationships of TRW’s directors with Blackstone and its affiliates, see “The Board of Directors — Director Information” and “Security Ownership of Certain Beneficial Owners and Management”.

Transaction and Monitoring Fee Agreement
In connection with the Acquisition, Blackstone entered into a transaction and monitoring fee agreement whereby Blackstone agreed to provide us monitoring, advisory and consulting services, including advice regarding (i) structure, terms and negotiation of debt and equity offerings; (ii) relationships with our and our subsidiaries’ lenders and bankers; (iii) corporate strategy; (iv) acquisitions or disposals; and (v) other financial advisory services as more fully described in the agreement. For these services, we paid an upfront transaction and advisory fee upon closing of the Acquisition, and have agreed to pay an annual monitoring fee of $5 million. Blackstone may elect, at any time, to receive, in lieu of annual payments of the monitoring fee, a single lump sum cash payment equal to the then-present value of all then-current and future monitoring fees payable under this agreement, assuming the termination date to be the tenth anniversary of the closing date of the Acquisition. We agreed to indemnify Blackstone and its affiliates, directors, officers and representatives for losses relating to the services contemplated by this agreement. The agreement terminates on the earliest of (1) the date on which Blackstone owns less than 5% of the number of shares of our common stock then outstanding; (2) Blackstone elects to receive a single lump sum cash payment in lieu of annual payments of the monitoring fee; and (3) such earlier date as we and Blackstone may mutually agree upon. Since the beginning of 2008, we have paid Blackstone $5 million in monitoring fees plus reimbursed approximately $0.2 million of Blackstone’s expenses in connection with this agreement, all of which pertained to 2008.
Core Trust Purchasing Group
In the first quarter of 2006, we entered into a five-year participation agreement (“participation agreement”) with Core Trust Purchasing Group, formerly named Cornerstone Purchasing Group LLC (“CPG”) designating CPG as exclusive agent for the purchase of certain indirect products and services. CPG is a “group purchasing organization” which secures from vendors pricing terms for goods and services that are believed to be more favorable than participants could obtain for themselves on an individual basis. Under the participation agreement we must purchase 80% of the requirements of our participating locations for the specified products and services through CPG or CPG may terminate the contract. In connection with purchases by its participants (including us), CPG receives a commission from the vendor in respect of purchases. Although CPG is not affiliated with Blackstone, in consideration for Blackstone’s facilitating our participation in CPG and monitoring the services CPG provides to us, CPG remits a portion of the commissions received from vendors in respect of purchases by us under the participation agreement to an affiliate of Blackstone, with whom certain members of our board, Messrs. Simpkins, Friedman and O’Neill, are affiliated and in which they may have an indirect pecuniary interest. Since the beginning of 2008, through December 19, 2008, the affiliate of Blackstone received de minimus fees from CPG in respect of TRW purchases.

Audit Committee Report
The Audit Committee of our Board of Directors currently consists of three directors. All three of these individuals are independent for purposes of NYSE listing requirements and the SEC’s rules promulgated under the Sarbanes-Oxley Act of 2002. The written charter under which the Audit Committee operates was adopted in 2004 and has been re-evaluated annually since its adoption. The charter is posted on TRW’s Internet site (www.trw.com).
Management has primary responsibility for the financial statements of TRW Automotive Holdings Corp. (the “Company” or “TRW”), including the audited consolidated financial statements of TRW for the year ended December 31, 2008, which we refer to herein as our audited financial statements, and TRW’s financial reporting process, including maintaining effective internal controls and assessing the effectiveness of internal control over financial reporting. TRW’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and expressing an opinion on the effectiveness of TRW’s internal control over financial reporting. As provided in the Audit Committee’s charter, the Audit Committee oversees these matters.
The Audit Committee has prepared the following report on its activities:
•	The Audit Committee has reviewed and discussed the annual audited financial statements with management and EY, in advance of the public release of operating results, and filing of annual reports with the SEC;

•	The Audit Committee has reviewed and discussed the effectiveness of TRW’s internal control over financial reporting, management’s assessment thereof, and EY’s report of the effectiveness of the Company’s internal control over financial reporting with management, EY and the internal auditor;

•	The Audit Committee has discussed with EY the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees (as amended), other standards of the Public Company Oversight Board (United States), rules of the SEC, and other relevant professional and regulatory standards, which include, among other items, matters related to the conduct of the audit of our financial statements;

•	The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with EY its independence from TRW; and

•	Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in TRW’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.
AUDIT COMMITTEE:
J. Michael Losh (Chairman)
James F. Albaugh
Francois J. Castaing

Independent Registered Public Accounting Firm Fees

	Fiscal Year	Fiscal Year
	2008	2007
	(in millions)	(in millions)
Audit Fees	$11.736	$11.077
Audit-Related Fees	.826	.926
Tax Fees	4.797	4.263
All Other Fees	.042	.008

Total	$17.401	$16,274

Percent of total that were audit or audit related	72%	74%

Audit Fees
Audit fees are related to EY’s audit of our annual financial statements, timely interim reviews of the financial statements included in quarterly reports on Form 10-Q, statutory audits, assistance with registration statements and issuance of comfort letter and consents.
Audit-Related Fees
Audit-related services consisted primarily of audits of employee benefit plans and agreed upon procedure reports required to comply with financial accounting or regulatory reporting matters.
Tax Fees
Tax fees primarily represent fees for tax-related compliance and tax planning services provided to TRW and its subsidiaries by EY.
All Other Fees
These represent fees for all other services provided to TRW and its subsidiaries by EY.
The Audit Committee has considered the nature of the above-listed services provided by EY and determined that they are compatible with their provision of independent audit services. The Audit Committee has discussed these services with EY and management to determine that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the SEC’s auditor independence requirements.
We have implemented procedures to ensure full compliance with the provisions of the Sarbanes-Oxley Act of 2002, including restrictions on the services which may be provided by EY. The Audit Committee believes that these restrictions would have had no significant effect on the nature and scope of services provided by EY nor on our ability to procure accounting, tax or other professional services as required. In addition, in connection with the audit of the 2008 financial statements, we entered into an engagement letter with EY. That agreement is subject to alternative dispute resolution procedures.
Pre-Approval Policy
The Audit Committee has also adopted procedures for pre-approving all audit and non-audit services provided by EY. These procedures include reviewing all requested audit and permitted non-audit services and a budget for such services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and otherwise anticipated at the time the budget is submitted. Further Audit Committee approval is required to exceed the budget amount for a particular category of all audit and non-audit services by more than the greater of 10% or $20,000 (“Cost Over-Runs”) and to engage the independent auditor for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality. For any service that has been pre-approved by the Audit Committee, management has the authority to reimburse reasonable out-of-pocket expenses incurred by EY in connection therewith. These reimbursed expense amounts do not count toward the pre-approved cost levels or budgeted amounts and are not considered a Cost Over-Run. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

Executive Officers
The name, age and position as of March 23, 2009 and a description of the business experience of each of our executive officers is listed below. There is no family relationship among the executive officers or between any executive officer and a director. Our executive officers are elected by the Board of Directors and hold office until their successors are elected and qualified or until their earlier resignation or removal.

Name	Age	Position
John C. Plant	55	President, Chief Executive Officer and Director
Joseph S. Cantie	45	Executive Vice President and Chief Financial Officer
Steven Lunn	60	Executive Vice President and Chief Operating Officer
Peter J. Lake	53	Executive Vice President, Sales and Business Development
David L. Bialosky	51	Executive Vice President, General Counsel and Secretary
Neil E. Marchuk	51	Executive Vice President, Human Resources
John C. Plant has been our President and Chief Executive Officer as well as a member of our board of directors since February 2003. Prior to that, Mr. Plant had been a co-member of the Chief Executive Office of TRW Inc. and had been President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 — 2001, Mr. Plant was Executive Vice President and General Manager of TRW Chassis Systems. Prior to the TRW Inc. acquisition of Lucas Varity in 1999, Mr. Plant was President, Lucas Varity Automotive.
Joseph S. Cantie has been the Executive Vice President and Chief Financial Officer of TRW and TRW Automotive Inc. since April 2004. From February 2003 to April 2004, Mr. Cantie was the Vice President and Chief Financial Officer of TRW Automotive Inc. Prior to that time he served as Vice President, Finance for TRW Inc.’s automotive business since November 2001. Mr. Cantie served as Vice President, Investor Relations for TRW Inc. from October 1999 to November 2001. From November 1996 to September 1999, Mr. Cantie served in several executive positions with Lucas Varity plc, including serving as Vice President and Controller from July 1998 to September 1999. Prior to joining Lucas Varity, Mr. Cantie, a certified public accountant, spent ten years with the international accounting firm of KPMG.
Steven Lunn has been the Executive Vice President and Chief Operating Officer of TRW since November 2003, and the Executive Vice President and Chief Operating Officer of TRW Automotive Inc. since February 2003. Prior to that, Mr. Lunn had been Executive Vice President, Automotive Operations of TRW Inc. since 2001 and had served prior to that as Senior Vice President, Operations, of TRW Inc. Chassis Systems since May 1999. Mr. Lunn was Deputy President and Chief Operating Officer of Lucas Varity Automotive from August 1998 until April 1999. Prior to this position, he was Managing Director for Lucas Varity’s Light Vehicle Braking Systems Division.
Peter J. Lake has been the Executive Vice President, Sales and Business Development of TRW and TRW Automotive Inc. since April 2004. From February 2003 to April 2004, Mr. Lake was the Vice President, Sales and Business Development of TRW Automotive Inc. Prior to that time he served as Vice President, Sales and Business Development for TRW Inc.’s automotive business since February 2002. From October 2001 to February 2002, Mr. Lake held the position of Vice President, Planning and Business Development and also Vice President and General Manager, Parts and Services for TRW Inc.’s automotive business. From October 2000 to November 2001, he held the same position for TRW Inc. Chassis Systems. From October 1999 to October 2000, Mr. Lake served as Vice President, Planning and Business Development for TRW Inc. Chassis Systems. From 1996 to October 1999, Mr. Lake served in various executive positions with Lucas Varity.

David L. Bialosky has been the Executive Vice President, General Counsel and Secretary of TRW and TRW Automotive Inc. since April 2004. From February 2003 to April 2004, Mr. Bialosky was the Vice President, General Counsel and Secretary of TRW Automotive Inc. Prior to that time he served as Vice President and an Assistant General Counsel of TRW Inc. since 1997. Since November 2001, he had been responsible for the legal function at TRW Inc.’s automotive business. He was Vice President and Assistant General Counsel of TRW Chassis Systems from October 1999 to November 2001 and of TRW Inc.’s automotive business from January to October 1999. From April 1997 to December 1998, Mr. Bialosky served as Vice President and Assistant General Counsel, TRW Inc. Automotive Electronics.
Neil E. Marchuk has been our Executive Vice President Human Resources since July 2006 and was our Vice President Human Resources from September 2004 to July 2006. Prior to joining TRW, from December 2001 to August 2004, Mr. Marchuk was Director Corporate Human Resources for E.I. Du Pont De Nemours and Company (“E.I. Du Pont”), a company involved in science and technology in a range of disciplines, including high-performance materials, synthetic fibers, electronics, specialty chemicals, agriculture and biotechnology. From September 1999 to November 2001, Mr. Marchuk was Director Global HR Delivery for E.I. Du Pont. From February 1999 to August 1999, Mr. Marchuk served E.I. Du Pont as its Global HR Director Global Services Division.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the Proxy Statement and based on such review and discussion recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference into the Annual Report on Form 10-K.

COMPENSATION COMMITTEE:

Francois J. Castaing (Chairman) J. Michael Losh
Compensation Discussion and Analysis
Introduction
Our compensation philosophy has been developed to attract first-class executive talent, retain key leaders, reward past performance, incentivize future performance, and align the long-term interests of our executive officers with those of our stockholders. We use a variety of compensation elements to achieve these objectives, primarily base salary, annual cash incentive payments, stock options, and restricted stock units. Pension and termination benefits also serve as an important compensation tool for our executive officers.
These compensation elements for our executive officers and the broader leadership team help to create an environment that focuses executives on working collaboratively to deliver business results and increase stockholder value.
Most of the facets of our compensation program for executive officers, including the termination and severance packages described below, are covered by employment agreements that were negotiated in 2003 between the executive officers and Blackstone at the time of the leveraged buyout of our company by a Blackstone affiliate. These employment agreements, the term of certain of which have been extended, remain in effect today and cover matters such as base salary, annual cash incentive payments, pension plan arrangements and severance arrangements. While these agreements were negotiated in connection with a leveraged buyout and the risks inherent thereto, we believe that the benefits set forth in such agreements are in line with benefits afforded to executives of similarly sized companies. This belief is based in part on conclusions drawn by, and information received from, Mercer. In the fall of 2003 management hired Mercer to review and analyze the change in control and other severance benefit provisions in the executive officers’ employment agreements, and Mercer concluded that the provisions were generally in line with market practice. The Committee’s review of compensation information gathered by consultants as described above under “Committees of the Board of Directors — Compensation Committee — Consultants and Benchmarking” also supports this view.

While the Compensation Committee recognizes the potential value of the termination and severance plans in the event of a termination or change in control, it considers severance plans separate and distinct from ongoing compensation plans with each serving a separate and unique purpose. As a result, no direct relationship between those arrangements and current compensation decisions is considered.
Oversight of the Executive Compensation Program
The Compensation Committee (the “Committee”) administers our executive compensation program. The members of the Committee are Messrs. Francois J. Castaing and J. Michael Losh. Mr. Neil P. Simpkins was a member of the Committee until his resignation from the Committee on June 4, 2008. Mr. Simpkins is and, at the time he served on the Committee was, employed by Blackstone, which controls approximately 45.4% of the voting rights of TRW’s shares, and as such is not an independent director.
The Committee has responsibility for establishing overall compensation philosophy, setting compensation for the Chief Executive Officer (the “CEO”) and approving compensation for the other executive officers, including the Chief Financial Officer (the “CFO”), upon the recommendation of the CEO. In the case of the CEO’s compensation, the Committee sets the goals and objectives for his compensation at the beginning of each fiscal year, evaluates his performance after the end of the year in light of these goals and objectives, and then determines his compensation levels, primarily with respect to base salary, an annual cash incentive payment, stock options and restricted stock units.
The Committee also has responsibility for approving the pension plans and welfare benefit plans for the executive officers, other than plans covering employees on a non-discriminatory basis. Finally, the Committee approves grants (or delegates such responsibility to the CEO with respect to grants to non-executive officers) under TRW’s 2003 Stock Incentive Plan, as amended and restated (the “Plan”) and exercises general oversight over compensation practices. The Plan was filed with the SEC on January 26, 2004 as Exhibit 10.20 to Amendment No. 5 to the Company’s Registration Statement on Form S-1.
On at least an annual basis, the Committee reviews survey market data and recommendations submitted by management regarding base salaries, cash incentive payments, stock options, restricted stock units and other forms of compensation. In addition, the Committee annually reviews market data submitted by management comparing our compensation levels and mix to that of an industry peer group.
From time to time the Committee may utilize the services of an independent compensation consultant with respect to the following:
•	collecting competitive market data related to executive officers’ compensation levels and incentive compensation design;
•	analyzing executive compensation trends and implications for TRW;
•	evaluating our executive compensation program design and effectiveness; and
•	recommending compensation mix between base salary, cash incentive awards and equity based awards such as stock options and restricted stock units.
The Committee utilized Mercer’s services in 2004 to establish the current executive compensation program and in 2008 relative to consideration being given to the total direct compensation of the Company’s CEO. Further detail about the Committee’s engagement of Mercer as well as management’s engagement of Mercer is provided above in “Committees of the Board of Directors — Compensation Committee — Consultants and Benchmarking.”

Executive Compensation Philosophy and Principles
Our executive compensation program is intended to motivate the executive officers to improve our financial position, to be personally accountable for our Company performance and to make decisions about our business that will increase stockholder value.
The following principles reflect our compensation philosophy:
1.    Compensation levels will be market competitive and will recognize skill, knowledge and experience.
The Committee reviews compensation survey data to ensure that our executive compensation program is competitive. This survey data is used to ensure that, for each executive position, the Committee’s compensation actions regarding base salary, annual cash incentive compensation, stock options, restricted stock units, retirement plans and all other compensation and perquisites are appropriate, reasonable and consistent with our philosophy, considering the various markets in which we compete for executive talent.
The Committee does not limit its analysis to organizations in the automotive industry because our competition for qualified executives is not limited to the automotive industry. In addition, for some executive positions, we may desire skills or experience from a more varied set of backgrounds.
The survey data gathered is used to establish competitive levels for each executive officer’s individual total direct compensation (base salary, annual cash incentive compensation, and long-term incentive compensation) targeting such compensation to fall between the 50th and the 75th percentile of the market. Information about the market data consulted is set forth above in “Committees of the Board of Directors — Compensation Committee — Consultants and Benchmarking.” Although the Committee uses these levels as guidelines rather than rigid target ranges, the total direct compensation of all but one of our executive officers falls within the targeted range, with the remaining officer, who is not the CEO or CFO, being above the range, in part due to difficulties in identifying appropriate comparable matches to the market data due to the nature and breadth of his position.
2.    Compensation will be performance-related.
The executive compensation program is designed to reinforce and reward achievement of specific metrics that measure attainment of our business objectives which should, over the long run, enhance stockholder value. The Committee believes that a significant portion of an executive officer’s total compensation should be tied to how well we perform in both the short-term and long-term.
Short-term performance is evaluated against specific financial objectives which are set annually. The annual cash incentive plan is designed to reward the achievement of short-term results. Our equity plan consists of awards of stock options and restricted stock units which are allocated according to individual performance and the individual’s importance to achieving our strategic objectives. It is designed to reward long-term performance as measured by the growth in our share price.
The Committee believes that, in years when our performance is better than the objectives established for the relevant performance period, executive officers should be paid more than their target annual cash incentive and when performance does not meet such objectives, annual cash incentive payments should be less than their target.
3.    Compensation at risk will rise with position level.
The Committee believes that the proportion of an executive officer’s total compensation that varies with performance (either our financial performance or the value of our stock) should increase as the scope and level of the individual’s responsibilities increase. Accordingly, for fiscal 2008, approximately 83% and 80%, respectively, of the total direct compensation (the sum of base salary, annual cash incentive payments, and compensation attributed to stock options and restricted stock units) of the CEO and CFO was at risk in terms of either our financial performance or the value of our stock. For the other named executive officers approximately 76% was at risk.

4.	Incentive compensation will balance short- and long-term business performance and align executive interests with stockholder interests.
In selecting the specific elements of our executive compensation program, the Committee seeks to structure a balance between achieving strong short-term or annual results and ensuring TRW’s long-term viability and success. The Committee also seeks to align the long-term income growth potential for executives with the long-term growth in stockholder value. We achieve this balance and alignment through the combination of the annual cash incentive program, which focuses on annual financial objectives, and the equity award program, which bases the value of the award on the growth in value of our stock.
Annual Cash Incentive Program. The annual cash incentive program provides executives with the opportunity to earn an annual cash incentive based upon our achievement of specific goals which are set by the Committee at the beginning of each fiscal year. For 2008 compensation there were three components to the annual cash incentive program: a defined EBITDAP target with a weighting of 40%, a defined cash flow target with a weighting of 40% and a 20% weighting for additional factors which could include industry-specific and general economic conditions as well as strategic factors (“Additional Factors”). Each of these components is more fully described below under “2008 Execution of the Executive Compensation Program — Annual Cash Incentive Payments.”
The Committee believes that annual cash incentive compensation, based on TRW’s achievement of the specific goals described above, should be capped at 125% of an executive’s target award regardless of the extent to which we exceed annual Company performance goals. Accordingly, the payout range as a percentage of base pay established for fiscal 2008 for each named executive officer was as follows:

Position	Target	Payout Range

Chief Executive Officer	200%	0 - 250%
Chief Financial Officer	90%	0 - 112.5%
Chief Operating Officer	130%	0 - 162.5%
EVP and General Counsel	90%	0 - 112.5%
EVP Sales and Business Development	90%	0 - 112.5%
Once the executive officers’ contractual incentive percentage is determined as described above, the Committee may, based upon exceptional circumstances which would be identified, increase the incentive compensation paid to a particular executive officer based upon the Committee’s assessment of that individual’s contributions toward the achievement of TRW’s goals.
Long-Term Equity Awards. The equity award program provides executives with an opportunity to earn both stock options and restricted stock units. A stock option rewards an executive officer only if the market value of the common stock increases above the exercise price of the option and the individual remains employed with us for the period required for the option to vest. Stock options link a significant portion of the executive officers’ compensation to the interests of our stockholders by providing an incentive to take actions that increase the value of the common stock over the term of the vesting period. Restricted stock units retain value no matter the price of the common stock as long as the executive officer is employed until the units vest. Since 2004 the vesting period for stock options and restricted stock units has generally been ratable over three years. The Committee believes using restricted stock units in combination with stock option grants provides a better balance for executive officers between risk and potential reward than a grant of only stock options, thus serving as more effective incentives for our most effective managers to remain with us and continue that performance.
In late February of each year, the Committee determines the overall size of the long-term incentive award for all employees, including the CEO and CFO, and makes an annual grant of stock options and restricted stock units to certain employees including the CEO and CFO. These awards are made after the end of the fiscal year when the Committee has had an opportunity to evaluate our operating results for the prior fiscal year and is making compensation decisions for the current fiscal year. After considering the cost of equity awards and the perceived value by employees, the Committee determines an appropriate balance between options and restricted stock units in an individual’s equity award.

To be eligible for equity awards, executives and other senior managers are required to meet stock ownership guidelines. We feel this further aligns the interests of executives with those of stockholders. Under these guidelines, executive officers and other senior managers are expected, over time, to acquire and hold shares of our common stock. Depending on their level and whether they are new to TRW, executive officers and other senior managers generally have a three to five year period over which to meet the stock ownership guidelines. These guidelines are reviewed annually and the progress toward meeting their suggested ownerships levels monitored. Unexercised stock options and unvested restricted stock units do not count toward satisfying the requirements.
The stock ownership requirements of the CEO, the CFO and the other three named executive officers are as follows:

Position	Target # of Shares

Chief Executive Officer	120,000
Chief Financial Officer	25,000
Chief Operating Officer	55,000
EVP and General Counsel	25,000
EVP Sales and Business Development	25,000
Each of the executive officers meets or exceeds these suggested guidelines.
5.    There will be balance between current and long-term compensation.
Although the Committee believes that a considerable amount of executive compensation should be linked to the delivery of stockholder value, the Committee also recognizes that, while stock prices may reflect corporate performance over the long term, other factors, such as general economic conditions and varying attitudes among investors toward the stock market in general and specific industries and/or companies in particular, may significantly affect stock prices at any point in time. Accordingly, the annual cash components of the executive compensation program, consisting of base salary and annual incentive opportunities, emphasize current corporate performance and the realization of specific financial objectives, which are independent of short-range fluctuations in the stock price.
Each executive officer receives a competitive amount of cash compensation each year with the opportunity to increase that amount based on the extent to which we attain our specific financial objectives (primarily EBITDAP and cash flow). That cash compensation is complemented by an opportunity to earn a substantial amount of additional compensation through awards of stock options and restricted stock units that increase in value with increases in our share price.
2008 Execution of the Executive Compensation Program
As with 2007, the primary elements of our 2008 executive compensation program were:
•	base salary;
•	an annual cash incentive opportunity;
•	equity awards in the form of stock options and restricted stock units;
•	retirement and other post-termination benefits; and
•	other miscellaneous benefits.
Annually, the Committee reviews each executive officer’s total compensation and compares the compensation of the executive officers to management-provided market data. For information regarding such market data, see “Committees of the Board of Directors — Compensation Committee - Consultants and Benchmarking.” The CEO presents to the Committee his evaluation of each executive officer, which includes a review of contribution and performance over the past year and proposed compensation. Following this presentation and review of the market data, the Committee makes its own assessments and formulates compensation amounts for each executive officer with respect to base salary, stock options and restricted stock units.

The members of the Committee also have the opportunity to meet with each of the executive officers at various times during the year, which allows the Committee to complement the CEO’s assessment with its own observations of each individual’s performance.
Base Salary
Annually the Committee reviews and determines any increases in the base salaries of the CEO, the CFO, and the other executive officers after receiving management-provided market data and evaluating individual performance. The executive officers’ employment agreements provide that their salary at any point cannot be decreased.
In 2008 the base salary increase for our named executive officers ranged from 3.9% to 16.3% with the average for the group being 6.7%. The CFO received an increase of 16.3% because his base salary was below the market median. The Committee determined these increases were appropriate given the projected market increase of 4.1% at the time increases were awarded and TRW’s overall performance in light of the difficult North American automotive environment.
Annual salaries TRW paid to the CEO, the CFO and the other three named executive officers during fiscal 2008 are shown in the Summary Compensation Table on page 39.
Annual Cash Incentive Payments
Our annual cash incentive (bonus) target for each executive officer is set at a fixed percentage of base pay, which is specified in each executive’s employment agreement. For our CEO the target is 200% of base pay, the COO 130% and the other named executive officers 90%. This is in line with our philosophy of higher reward potential for positions of greater responsibility. Annual cash incentive awards are capped at 125% of each executive’s target award regardless of the extent to which TRW exceeds 125% of its annual company performance goals. Although the executive’s target goals are above market median, this cap is below market median resulting in the maximum cash incentive opportunity at market median.
At the beginning of each year, the Committee establishes the financial targets for determination of the annual cash incentive payment for the named executive officers. These targets are established after the end of the prior fiscal year when our preliminary financial results have been made available to the Board of Directors and the Board has reviewed the annual operating plan for the current fiscal year. For 2008, forty percent of the annual incentive payment was tied to a defined EBITDAP target, forty percent to a defined cash flow target and the remaining twenty percent to Additional Factors which could include industry-specific and general economic conditions as well as strategic factors.
While the Committee may exercise judgment over all three components, the first two are primarily formulaic and provide payout amounts that are directly attributable to the percentage of the metric attained. Attaining 100% of the stated objective will result in a cash incentive payment of the target amount. An overachievement of the objective delivers a percentage increase in the cash incentive payment equal to the percentage of overachievement, subject to the cap of 125% of the targeted payment described above (which applies if the Company achieves 110% or more of the stated objective). Attaining less than 100% of the stated objective delivers a percentage decrease in the target cash incentive payment greater than the percentage of underachievement as a penalty for the underperformance. At the low end of the payout range, achievement of 90% of the stated objective results in a cash incentive payment of only 33% of the target amount. No annual cash incentive compensation for the EBITDAP and cash flow components is earned unless the Company achieves at least 90% of its performance goals for the year. The Committee may make adjustments to EBITDAP or cash flow objectives to reflect unusual or other factors, such as unbudgeted acquisitions or disposals.

The definition of EBITDAP and cash flow are as follows:
•	EBITDAP is earnings before interest, taxes, depreciation and amortization, defined benefit pension and post-retirement benefits other than pensions (“OPEB”) expense, certain non-cash charges, one-time transaction related costs and unbudgeted major recalls.
•	Cash Flow is EBITDAP (as defined above) minus capital expenditures plus or minus change in net working capital and plus or minus a capital charge on working capital levels in excess of, or below, budgeted levels.
For the purpose of such calculations, annual cash incentive payments are accrued at targeted levels.
The final component, Additional Factors, is discretionary by its nature and allows the Committee to consider such items as TRW’s performance versus general industry conditions, and managements’ achievement of specific strategic factors. Examples include the integration of an acquisition, execution of a desired shift in customer mix, the launch of a new product line, new business awards, advancement of strategic customer and supplier relationships, acquisition and disposal activity, or management of benefit plans and taxes, among others. For 2008, this component had a target weighting of 20% of the total target value. This component also had a maximum payout of 125% of the target weighting.
Annual cash incentive payments are made in late February or early March for the prior fiscal year’s performance and are based upon the Committee’s assessment of actual performance of TRW against the financial targets established by the Committee for the prior fiscal year and the Committee’s subjective consideration of Additional Factors (as it pertains to the 20% component described above). In most years the Committee will award all named officers with the same payout percentage based on the description provided above. The Committee may award an executive a higher percentage payout if the Committee believes that the individual executive’s contributions significantly exceeded the Committee’s expectations.
For the 2008 annual cash incentive awards, the financial targets established at the beginning of 2008 were target EBITDAP of $1.155 billion and target cash flow of $411 million. In January of 2009, the Committee reviewed TRW’s actual performance against each of these financial targets, and concluded that (i) EBITDAP achievement was $949 million, which was 18% below target, generating a score of 0% for this component, and (ii) cash flow achievement was $884 million, which was 115% above target, generating a score that was limited to 50% for this component due to the 125% cap. In making its assessment of the Additional Factors component, the Committee recognized the following achievements, in light of the unprecedented economic and automotive industry conditions: management’s restructuring actions to address the industry decline; TRW’s cash flow result exceeded plan and net debt declined, although credit for the excess cash generation was capped; the executive officers’ extensive involvement and efforts in industry downturn management, including headcount reductions, focus on capital expenditures and working capital optimization and other cost reduction activities; effective capital structure management, including active management of global cash flows and debt positions and the advancement of an internal restructuring project; the proactive mitigation of commodity inflation and management of a weakened supply base; improved quality metrics and lack of any major product recalls during 2008; continued restructuring of benefit plans; and the effective management of supplier, customer and business issues, including keeping new business awards on pace to support future growth. Based on these achievements, the Committee awarded the maximum score of 25% for this component. As a result of the foregoing, the Committee awarded an overall annual cash incentive score of 75%, resulting in payment to each executive officer of 75% of his target annual cash incentive award, which was a 38.5% reduction in the score for 2007.
The Committee believes that the fiscal 2008 incentive cash payments are consistent with our strategy of rewarding our executive officers for the achievement of important, challenging business goals and resulted in reasonable performance-related bonus payments to the executive officers.
Annual cash incentive payments paid to the CEO, the CFO and the other three named executive officers for fiscal 2008 are shown in the Summary Compensation Table on page 39.

Stock Options and Restricted Stock Units
In deciding on the 2008 awards of stock options and restricted stock units (shown in the Grants of Plan-Based Awards table below), after assessing the dilutive effect of such awards, the Committee considered the 2008 market data provided by Towers Perrin to establish the target value for each executive based on such executive’s position, and then evaluated each executive’s recent performance, overall contribution and value to TRW and the need to retain the executive to provide long-term value to TRW. The Committee did not judge performance, contribution or value to TRW based on a formal rating scale but rather holistically through discussion with the CEO on each executive as well as through the Committee members’ own observations in interactions with the executive officers.
In addition, each executive confirmed he had met his share ownership guidelines and was therefore eligible for an award.
Each stock option granted permits the executive officer to purchase one share of common stock from us at the exercise price. For grants made after our initial public offering, the exercise price was calculated at fair market value under the Plan, which is the average of the high and low sales price of our common stock on the NYSE on the date of grant. The stock options granted in fiscal 2008 vest in three equal annual installments beginning one year after the date of grant and expire after 8 years.
Restricted stock units represent the right to receive shares of common stock on a one-for-one basis on the vesting date if the individual continues to be employed. The restricted stock units granted by the Committee in fiscal 2008 vest in three equal annual installments beginning one year after the date of grant.
Annual grants of equity awards were made to eligible senior leaders including executive officers in each year following our initial public offering (2005 through 2009). These grants are targeted to be made within one week after we file our Annual Report on Form 10-K. We believe this practice allows the market to absorb material information (such as fourth quarter and annual financial results) before options are granted and priced and we intend to continue with this practice. The Committee determined the number of options and restricted stock units granted to each executive officer individually and the aggregate amount of options and restricted stock units to be granted to non-executive employees. The Committee delegated to the CEO the authority to determine the non-executive employees who would receive such grants and the individual amounts granted to each such employee, as long as this determination was made prior to the grant date (which was the same date grants were made to executive officers) and the total did not exceed the aggregate amount authorized for non-executive employees. In addition, to the extent this total was not exceeded, the Committee authorized the CEO to grant additional options and restricted stock units in the future to new hires or other employees excluding executive officers. In 2008 the CEO made grants under this delegation to ten individuals.
Stock options and restricted stock units granted to the CEO, the CFO, and the other three named executive officers during fiscal 2008 are shown in the Grants of Plan-Based Awards table on page 41.
Defined Benefit Pension Plans
The CFO and General Counsel participate in our tax-qualified defined benefit pension plan on the same terms as other salaried employees. Because the Internal Revenue Code limits the pension benefits (based on an annual compensation limit) that can be accrued under a tax-qualified defined benefit pension plan, we have established and maintain an unfunded supplemental defined benefit pension plan for executive officers to compensate these individuals for the limitations on their pension benefit and provide comparable level retirement benefits to those provided to other employees. Because there is no benefit enhancement incorporated in this supplemental plan, the Committee does not consider gains from prior equity awards when setting retirement benefits.
The CEO, COO and Executive Vice President, Sales and Business Development participate in the TRW Pension Scheme, a tax-approved defined benefit pension plan, on the same basis as similarly situated employees in the United Kingdom. See note 1 to the Pension Benefits table on page 45.

The CEO, in accordance with the terms of his employment agreement, has participated in the TRW Automotive Inc. Executive Supplemental Retirement Plan (the “Original SERP”), a nonqualified plan, the intent of which was to provide the CEO with a benefit in an amount equal to what he otherwise would have received had he participated in the pension plans for salaried employees in the United States (as such pension plans existed on the date of his employment agreement) and been credited for his years of service under the TRW Pension Scheme except for any postretirement cost-of-living adjustments. Benefits otherwise payable under this plan were to be offset by payments the CEO would receive under the TRW Pension Scheme. Accordingly, certain of the terms were modified from what otherwise would have been provided for in the U.S. plans to allow for this coordination. We had established a so-called “rabbi trust” to provide a source of payments under this plan. Contributions to this trust in 2008 were $2,718,147. In December 2008 the Company agreed to modify this arrangement by terminating the Original SERP and placing into a secular trust, in respect of which Mr. Plant is a contingent beneficiary, his entire accrued benefit of $19,436,710 under that plan as of January 2, 2009. A portion of the amount contributed was made from funds then held in the “rabbi trust” mentioned above. The amounts placed in the secular trust are subject to a two year cliff vesting provision pursuant to which Mr. Plant will generally forfeit all rights to receive such amounts from the trust if he voluntarily quits or is terminated for Cause prior to December 31, 2010, subject to accelerated vesting and payment in the event of his death, Disability, a termination without Cause, a termination for Good Reason or his termination during a Window Period following a Change in Control (as such terms are defined below under “Termination and Change in Control Provisions”). If Mr. Plant becomes vested in his right to receive the amounts held in the secular trust either on December 31, 2010 or on one of the earlier accelerated vesting dates, then such amounts will be paid to him, subject to adjustment to reflect possible changes in U.S. federal income tax rates from the tax rates in effect on December 31, 2008. Amounts held in the secular trust are not intended to be subject to claims of the Company’s general creditors in the event of the Company’s insolvency. The Company also established the John C. Plant 2009 Supplemental Retirement Plan, effective as of January 1, 2009 (the “New SERP”) with essentially the same terms as the Original SERP to provide Mr. Plant with pension benefits for his service from January 1, 2009 forward, although under the New SERP the interest rate used in the determination of lump sum distributions was fixed at the 30 Year U.S. Treasury Rate as of November 30, 2008, of 4.0%. The effect of this provision resulted in an increase in pension value of $1 million dollars in 2008. Accruals under the New SERP will be reduced by the amounts paid from the secular trust and by future accruals under the TRW Pension Scheme. Accruals under the New SERP may also be increased to reflect an additional retention incentive credit of up to $3.7 million, which is subject to a four year cliff vesting provision pursuant to which Mr. Plant will generally forfeit all rights to receive such amounts if he voluntarily quits or is terminated for Cause prior to December 31, 2012. Similarly, Mr. Plant’s regular benefits under the New SERP are subject to two year cliff vesting, such that he will generally forfeit all rights to receive such amounts if he voluntarily quits or is terminated for Cause prior to December 31, 2010. However, in the event of Mr. Plant’s death, Disability, a termination without Cause, a termination for Good Reason or his termination during a Window Period following a Change in Control, he will be vested in the portion of the accrued benefits, including the retention incentive credit, earned through the date of such termination.
The COO’s employment agreement provides for the extension of his participation in The Lucas Group Funded Executive Pension Scheme, a funded unapproved supplemental plan intended to provide additional benefits approximately equivalent to those he would have otherwise been entitled to under the TRW Pension Scheme without regard to Her Majesty’s Revenues and Customs limits on pensionable earnings. Benefits are payable from this plan through a trust. A contribution to this trust in the amount of $1,251,138 was made in January 2009 based on requirements as of October 31, 2008. This contribution included a provision for income taxes of $506,455 which will ultimately be paid by our COO at the time of his retirement in respect of this contribution. These amounts are included in the Summary Compensation Table for 2008 on page 39.
The actuarial present value of the accumulated pension benefits of the CEO, the CFO, and the other three named executive officers as of December 31, 2008, as well as other information about our pension plans, are shown in the Pension Benefits table on page 45.

Retiree CEO Medical Plan
The CEO participates in the TRW Executive Postretirement Medical Plan, which is intended to provide medical benefits as provided for in his employment agreement. Such benefits are intended to duplicate the benefits he would have received under the National Health System in the United Kingdom and the TRW retiree medical benefit plan in effect at the time he entered into the employment agreement. These benefits are extended to the CEO and to his covered spouse for the remainder of their respective lifetimes upon the CEO’s termination of employment for any reason, other than by the Company for Cause (as defined below in “Termination and Change in Control Provisions”). Coverage is noncontributory and is designed to pay secondary to Medicare upon attainment of Medicare eligibility. The obligation as of December 31, 2008 associated with these benefits as determined in accordance with Financial Accounting Standards Board Statement No. 106 approximates $1,437,065 and has been recognized for financial reporting purposes. The more significant assumptions used in the determination of this amount include a discount rate of 6.25%, an initial health care trend rate of 8.5% as of December 31, 2008 descending down to an ultimate trend of 5.0% in 2014 and a normal retirement age, as defined in the plans in which the CEO participates.
Severance Plans
To ensure that the executive officers are protected against the loss of their positions in certain events or following a transaction that involves a change in our ownership or control, and fulfill their expectations with respect to their long-term incentive compensation arrangements, each executive officer’s employment agreement includes change in control language as well as severance in the event of certain other terminations. These employment agreements were negotiated in 2003 in connection with a leveraged buyout of TRW by a Blackstone affiliate, and the term of certain of the agreements has been extended. The Committee continues to believe that it is in our best interests and the best interests of our stockholders to offer such protection to executive officers as embodied in their employment agreements. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior employees.
In the Committee’s view, the accelerated vesting of all or a portion of outstanding equity awards upon an involuntary termination without cause, or a voluntary termination with good reason, or following a change in control is a customary and reasonable component of an equity incentive program. The Committee believes that the equity awards granted to the executive officers have been reasonable in amount, and a substantial part of the value that would be received by them in the event of certain terminations or a change in control would result from the increase in the price of our common stock over the years. The Committee believes that this is an appropriate result since the share price increase would also benefit our long-term stockholders, and the current executive team would have contributed to that increase in past years.
The amount of the estimated payments and benefits payable to the named executive officers assuming a change in control and a qualifying termination of employment as of the last day of fiscal 2008 are shown in the Potential Payments Upon Termination or CIC tables on page 51.
Perquisites and Other Personal Benefits
We maintain an executive medical plan for our executive officers. In addition, executive officers are eligible to receive reimbursement for certain financial counseling. The CEO is also eligible for club memberships. All executive officers receive automobile allowances. The Committee believes that in comparison to peer companies the level of perquisites is minimal and that this practice is consistent with our philosophy to maximize the amount of “at risk” pay of our executive officers.
The aggregate incremental cost to us of providing these personal benefits to the named executive officers during fiscal 2008 is shown in the Summary Compensation Table on page 39 and is detailed in footnote 4 to such table.
Other benefits available to executive officers are as follows:
Benefit Equalization Plan
U.S. based executive officers may participate in our Benefits Equalization Plan (“BEP”), which mirrors Retirement Savings Plan benefits available to all U.S. employees who meet the Internal Revenue Service definition of a “highly compensated employee.”

As a result of the requirements applicable to nonqualified deferred compensation arrangements included in the American Jobs Creation Act of 2004 and the Treasury regulations and related guidance issued under Section 409A of the Internal Revenue Code (collectively, “Section 409A”), in December 2008 the BEP was amended to offer the opportunity provided by the Section 409A transition relief rules to allow participants (which include certain named executive officers) to elect an early withdrawal of all or a designated percentage of their December 31, 2008 vested account balances under the BEP, to be paid in a lump sum in July 2009.
The individual contributions of the eligible named executive officers during fiscal 2008 to the BEP, including earnings on contributions to the BEP and total account balances as of the end of the fiscal year are shown in the Nonqualified Deferred Compensation Table on page 47.
Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the corporation’s Chief Executive Officer and the four other most highly-compensated executive officers as of the end of the fiscal year. This limitation does not apply to qualifying “performance-based compensation.” Generally, to qualify for this exception: (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by stockholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied. In addition, for options to meet the criteria in (a) above, the exercise price cannot be less than the fair market value of the stock as of the grant date, and the plan under which the options are granted must state the maximum number of shares for which options may be granted to any employee during a specified period.
The incentive compensation, including the stock options, restricted stock units and annual cash incentive payments, awarded to executive officers do not qualify as performance-based. Notwithstanding the foregoing, the Committee believes that the interests of our stockholders are best served by not restricting the Committee’s discretion and flexibility in crafting compensation plans and arrangements, even though such plans and arrangements may result in certain non-deductible compensation expenses. Accordingly, the Committee may from time to time approve elements of compensation for certain executive officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.
Accounting Implications of Executive Compensation
Effective January 1, 2006, we were required to recognize compensation expense of all stock-based awards pursuant to the principles set forth in Statement of Financial Accounting Standards 123(R), Share-based Payment. We voluntarily adopted this standard beginning in the third quarter of 2005. Consequently, we began recording a compensation expense in our financial statements for stock options and other equity awards unvested as of July 1, 2005 and stock options and other equity awards granted during fiscal 2006 and thereafter. Despite the accounting change, the Committee believes that stock options and other forms of equity compensation are an essential component of our compensation strategy, and it intends to continue to offer options and restricted stock as a major portion of its long-term incentives.

Compensation of Executive Officers
Summary Compensation Table

						Change in
						Pension
						Value and
						Nonquali-
					Non-Equity	fied
					Incentive	Deferred
					Plan	Compensa-	All Other
			Stock	Option	Compensa-	tion	Compen-
		Salary	Awards[1]	Awards[1]	tion	Earnings[2]	sation[4]	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
John C. Plant	2008	$1,673,333	$3,540,171	$2,359,495	$2,520,000	$(2,054,600)[3]	$377,915	$8,416,314
President and Chief Executive Officer	2007	$1,594,167	$2,986,460	$3,303,198	$3,904,000	$2,555,400	$383,447	$14,726,672
	2006	$1,525,417	$1,706,227	$2,642,864	$3,610,800	$8,143,100 [3]	$308,798	$17,937,206
Joseph S. Cantie	2008	$494,167	$882,551	$711,284	$337,500	$43,900	$122,272	$2,591,674
Executive Vice President and	2007	$427,917	$733,117	$917,301	$472,140	$44,500	$125,857	$2,720,832
Chief Financial Officer	2006	$403,750	$411,773	$716,025	$475,000	$79,900	$103,426	$2,189,874
Steven Lunn	2008	$934,693	$1,068,334	$892,420	$706,681	$(278,500)	$1,251,138	$4,574,766
Executive Vice President and	2007	$974,152	$929,913	$1,388,612	$1,519,045	$456,700	$37,450	$5,305,872
Chief Operating Officer[5]	2006	$876,060	$544,365	$1,146,213	$1,419,134	$1,108,900	$1,152,307	$6,246,979
Peter J. Lake	2008	$537,250	$754,955	$629,588	$363,825	$(2,254,400)	$88,633	$119,851
Executive Vice President, Sales and	2007	$516,833	$693,167	$922,918	$568,764	$212,700	$90,966	$3,005,348
Business Development	2006	$502,833	$424,202	$745,242	$536,310	$1,942,300	$67,743	$4,218,630
David L. Bialosky	2008	$402,667	$503,043	$474,825	$272,700	$59,500	$118,725	$1,831,460
Executive Vice President,	2007	$387,333	$485,293	$678,828	$426,024	$105,500	$122,018	$2,204,996
General Counsel and Secretary	2006	$379,167	$326,998	$553,663	$403,560	$216,300	$91,194	$1,970,882

1.	Represents the dollar amount recognized for financial reporting purposes with respect to the applicable fiscal year in accordance with Financial Accounting Standards (“FAS”) 123R. This includes compensation expense for awards not only granted in each specified year, but granted in previous years, portions of which vest in the year indicated. For assumptions made in the valuation, see Note 17 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Note 18 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, Note 18 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Note 18 to our Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

2.	All of the amounts in this column represent changes in pension value. There were no above-market or preferential earnings on nonqualified deferred compensation for any of the named executive officers. The change in values for 2008 is attributable to a 14 month service period due to the required change in measurement date from October 31, 2007 to December 31, 2008. The amounts attributable to Messrs. Plant, Lunn and Lake for 2008 include changes attributable to currency fluctuations between the U.S. Dollar and the British Pound. Such fluctuations resulted in a reduction of the values in 2008 of $6,718,200, $1,695,700 and $1,595,700 for Messrs. Plant, Lunn and Lake, respectively. The exchange rate used in the determination of the January 1, 2008 value was $1.99 = £1.00 and for the value as of December 31, 2008 was $1.48 = £1.00. The impact of this fluctuation was insignificant in 2007. Such fluctuations resulted in increasing the values in 2006 by $2,833,600, $496,800 and $684,600 for each of Messrs. Plant, Lunn and Lake, respectively. The exchange rate used in the determination of the January 1, 2006 value was $1.719 = £1.00 and for the value as of December 31, 2006 was $1.958 = £1.00. Changes in pension value were also impacted by changes in the underlying actuarial assumptions from year to year. For further information about the underlying assumptions in each of the years reported, see Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. For Mr. Plant, also see footnote 3.

3.	The negative currency impact on Mr. Plant’s 2008 changes in pension value discussed in footnote 2 was partially offset by a $1 million increase in his pension value resulting from a change in the interest rate used in the determination of his lump sum distributions. In accordance with the terms of Mr. Plant’s New SERP, as described above under “Compensation Discussion and Analysis — Defined Benefit Pension Plans,” the interest rate used in the determination of lump sum distributions was fixed at the 30 Year U.S. Treasury Rate as of November 30, 2008, of 4.0%. Mr. Plant’s 2006 increase in pension value includes $1,060,500 related to a November 2006 amendment to his Executive Supplemental Retirement Plan (the “Original SERP”). Under the Original SERP, benefits payable to Mr. Plant from the TRW Pension Scheme in the United Kingdom (the “UK Benefits”) offset and are deductible from the benefits payable to Mr. Plant under the SERP. The amendment to the Original SERP provided that for the purposes of this reduction, the UK Benefits would be determined without regard to any postretirement cost-of-living adjustments. The New SERP continues the same method of calculation.

4.	The table below shows the components of “All Other Compensation” for the named executive officers for 2008. All perquisite amounts were calculated based on the actual amount paid to the executive or a third party.

	All Other Compensation for 2008
	John C.	Joseph S.	Steven	Peter J.	David L.
Compensation	Plant	Cantie	Lunn	Lake	Bialosky
Car Allowance	$39,600	$21,840	$29,692	$21,840	$21,840
Financial Counseling	35,600	11,200	6,504	9,000	11,200
Country Club Membership(s)	16,555
Personal/Spousal Travel	14,672	589		2,255	1,403
Executive Medical Premium	38,272	50,702	1,369	50,702	50,702
BEP Matching Contributions[a]	196,679	26,299			17,404
Costs of 401(k) Matching Contributions[b]	12,375	9,854			13,652
Costs of Life Insurance Benefits[b]	12,642	1,382		2,581	1,899
Contributions to a Funded Unapproved Retirement Plan in the U.K.			744,683
Tax Gross-Ups For Miscellaneous Perquisite Income Items	10,112	406	506,455	920	625
Miscellaneous	1,408			1,335
Total	$377,915	$122,272	$1,288,703	$88,633	$118,725

[a]	The value of matching contributions provided under the Benefits Equalization Plan (or “BEP”), under which we provide benefits substantially equal to benefits that could not be provided under the Retirement Savings Plan because of limitations under the Internal Revenue Code of 1986.

[b]	TRW provides 401(k) matching contributions and certain life insurance benefits to its employees generally, including the executives indicated.

5.	Salary and bonus paid to Mr. Lunn were paid in British pounds and for the purposes of these tables were converted to the U.S. dollar equivalent. Generally, the exchange rate used was the average rate for the year (except in the case of the non-equity incentive plan compensation and the gross-up, which used the exchange rate on the date of payment of such amounts). The exchange rates used were as follows (exchange rates shown have been rounded):
•	Non-Equity Incentive Plan Compensation:
2006: $1.96 = £1.00
2007: $1.97 = £1.00
2008: $1.43 = £1.00

•	Gross-up:
2006: $1.75 = £1.00
2008: $1.46 = £1.00
•	Other Amounts:
2006: $1.86 = £1.00
2007: $2.01 = £1.00
2008: $1.85 = £1.00
Grants of Plan-Based Awards for 2008

						All Other	All Other
						Stock	Option
						Awards:	Awards:	Exercise
		Date of				Number of	Number of	or Base	Market	Grant Date Fair Value
		Compen-	Estimated Possible Payouts Under			Shares	Securities	Price of	Price	of Stock and Option
		sation	Non-Equity Incentive Plan Awards[1]			of Stock	Underlying	Option	on	Awards
	Grant	Committee	Threshold	Target	Maximum	or Units[2]	Options	Awards[3]	Grant	Stock	Option
Name	Date	Action	($)	($)	($)	(#)	(#)	($/Sh)	Date[4]	Awards	Awards
John C. Plant	2/26/08	2/19/08	—	—	—	—	230,000	$24.38	$24.65	—	$1,702,000
	2/26/08	2/19/08	—	—	—	150,000	—	—	—	$3,657,000
	—	—	$1,108,800	$3,360,000	$4,200,000	—	—	—	—	—	—
Joseph S. Cantie	2/26/08	2/19/08	—	—	—	—	72,000	$24.38	$24.65	—	$532,800
	2/26/08	2/19/08	—	—	—	39,000	—	—	—	$950,820	—
	—	—	$148,500	$450,000	$562,500	—	—	—	—	—	—
Steven Lunn[5]	2/26/08	2/19/08	—	—	—	—	86,000	$24.38	$24.65	—	$636,400
	2/26/08	2/19/08	—	—	—	44,000	—	—	—	$1,072,720	—
	—	—	$310,940	$942,241	$1,177,801	—	—	—	—	—	—
Peter J. Lake	2/26/08	2/19/08	—	—	—	—	62,000	$24.38	$24.65	—	$458,800
	2/26/08	2/19/08	—	—	—	30,000	—	—	—	$731,400	—
	—	—	$160,083	$485,100	$606,375	—	—	—	—	—	—
David L. Bialosky	2/26/08	2/19/08	—	—	—	—	44,000	$24.38	$24.65	—	$325,600
	2/26/08	2/19/08	—	—	—	20,000	—	—	—	$487,600	—
	—	—	$119,988	$363,600	$454,500	—	—	—	—	—	—

1.	The estimated possible payouts under Non-Equity Incentive Plan Awards are based on a formula as described above under “Compensation Discussion and Analysis — Annual Cash Incentive Payments.”

2.	Represent restricted stock units granted under the 2003 Stock Incentive Plan, with the right to receive shares of common stock on a one-for-one basis on the applicable vesting date(s).

3.	Based on fair market value under the 2003 Stock Incentive Plan, which is the average of the high and low sales prices of the common stock on the NYSE on the date of grant.

4.	Based on the closing market price per share on the date of grant.

5.	The exchange rate used for Mr. Lunn’s Threshold, Target and Maximum amounts was $1.43 = £1.00, the exchange rate on the date of payment of the Non-Equity Incentive Plan Compensation for the 2008 fiscal year shown in the Summary Compensation Table.
Summary Compensation and Plan-Based Awards
General. Each of our named executive officers has an employment agreement with us or one of our subsidiaries. The agreements with Mr. Plant and Mr. Lunn extend for an indefinite term and the agreements with the other named executive officers extend until December 31, 2011. Each of the agreements provided for an initial base salary, which is reviewed annually by the Committee and increased at its discretion. The agreements provide for certain severance and change in control payments as described under “Termination and Change in Control Provisions” later in this Proxy Statement.

Non-Equity Incentive Plan Award targets shown in the tables above represent annual incentive targets set by each named executive officer’s employment agreement. Mr. Plant has a target of 200% of his salary. Mr. Lunn has a target of 130% of his salary. The remaining named executive officers have targets of 90% of their salary. Each named executive officer also generally has a maximum award potential of 125% of their target award and a minimum or threshold of 33% of their target award. The executive officers’ annual bonuses for 2008 were based forty percent on defined measures of each of EBITDAP and cash flow and twenty percent on Additional Factors determined to be relevant by the Committee, which could include industry-specific and general economic conditions as well as strategic factors, as described above. For the 2008 awards, target EBITDAP was $1.155 billion and target cash flow was $411 million. See “Compensation Discussion and Analysis — Annual Cash Incentive Payments” for a discussion of the extent to which these financial targets were exceeded and for a further discussion of the nonfinancial measures considered. For the actual amount awarded for 2008, see the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
In 2008 our named executive officers received the options and restricted stock units under the 2003 Stock Incentive Plan as set forth in the above tables. See “Compensation Discussion and Analysis — Stock Options and Restricted Stock Units” for a discussion of the factors considered in these awards. The options vest one-third on the first anniversary of the grant date and one-third on each anniversary thereafter, and are subject to accelerated vesting under certain circumstances as discussed below under “Termination and Change in Control Provisions.”
The restricted stock units granted in 2008 vest one-third on the first anniversary of the grant date and one-third on each anniversary thereafter, and are subject to accelerated vesting or other special vesting provisions as discussed below under “Termination and Change in Control Provisions.” If dividends are declared and paid by us during the period in which the restricted stock units are outstanding, then on the date the restricted stock units vest and shares of common stock are exchanged therefore, the executive will be paid the dividends on such shares as if such shares had been outstanding during the period in which the dividends were paid.
Comparison of Compensation Levels of Named Executive Officers. The Committee has not set a policy or practice to link or ratio any component of total direct compensation (base salary, annual cash incentive and long-term incentive compensation) or pension values between its named executive officers. The Committee continues to believe that comparing these compensation elements to the market for each executive is a more appropriate method for establishing market competitive compensation.
The Committee recognizes that in 2008 the CEO’s Total Compensation was approximately 1.8 times greater than the Total Compensation of the next highest paid executive, which is a lower multiple than the 2007 comparison in which the CEO’s Total Compensation was 2.8 times greater. The differential is primarily due to additional compensation for Mr. Lunn in 2008 in connection with contributions made by the Company to a funded unapproved retirement plan in the U.K. and the related tax gross-ups totaling $1,251,138 (which contributions have been made on a biannual basis so were not included in Mr. Lunn’s 2007 compensation) and an approximate $4.6 million decrease in the value attributed to the CEO’s change in pension value and nonqualified deferred compensation year over year, which pension value changes are more fully discussed in footnotes 2 and 3 to the Summary Compensation Table. While the Committee believes that each of the named executive officers is compensated appropriately in comparison to the market for each position, the Committee also attributes the differences between the CEO’s and the other executive officers’ levels of compensation to the following:
•	the tenure of the CEO in his role,
•	the Committee’s assessment of the relative value of the CEO’s contribution to TRW versus other executive officers’ contributions,
•	the CEO’s option grants, restricted stock awards and non-equity incentive plan compensation were a higher multiple of his salary than the other executive officers reflecting the Committee’s philosophy, discussed above under “Compensation Discussion and Analysis,” that compensation at risk will rise with position level, and
•	a significant portion of the CEO’s Total Compensation is attributed to pension benefits which result from his long service to TRW and its predecessors (whereas the other executive officers have fewer years of service and/or participate in different legacy plans), combined with his supplemental retirement plan, to which he is entitled under the terms of his employment agreement, and which is further described above under “Defined Benefit Pension Plans.”

Outstanding Equity Awards at Fiscal Year-End December 31, 2008

		Option Awards				Stock Awards
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option		Stock That	Stock That
		Options	Options	Exercise	Option	Have Not	Have Not
		(#)	(#)	Price	Expiration	Vested[2]	Vested[3]
Name	Grant Date	Exercisable	Unexercisable[1]	($)	Date	(#)	($)
John C. Plant	2/28/2003	195,000	0	$10.00	2/28/2013	—	$—
	2/28/2003	660,000	0	$20.00	2/28/2013	—	$—
	2/28/2003	195,000	0	$30.00	2/28/2013	—	$—
	4/29/2003	15,000	0	$10.00	4/29/2013	—	$—
	4/29/2003	20,000	0	$20.00	4/29/2013	—	$—
	4/29/2003	5,000	0	$30.00	4/29/2013	—	$—
	12/1/2003	120,000	0	$13.00	12/1/2013	—	$—
	12/1/2003	120,000	0	$16.25	12/1/2013	—	$—
	12/1/2003	30,000	0	$30.00	12/1/2013	—	$—
	3/2/2005	196,000	0	$19.82	3/2/2013	—	$—
	2/27/2006	133,333	66,667	$26.61	2/27/2014	40,000	$144,000
	2/27/2007	71,666	143,334	$30.54	2/27/2015	86,667	$312,001
	2/26/2008	0	230,000	$24.38	2/26/2016	150,000	$540,000
Joseph S. Cantie	2/28/2003	50,000	0	$10.00	2/28/2013	—	$—
	2/28/2003	128,000	0	$20.00	2/28/2013	—	$—
	2/28/2003	50,000	0	$30.00	2/28/2013	—	$—
	12/1/2003	34,000	0	$13.00	12/1/2013	—	$—
	12/1/2003	48,000	0	$16.25	12/1/2013	—	$—
	12/1/2003	12,000	0	$30.00	12/1/2013	—	$—
	3/2/2005	50,000	0	$19.82	3/2/2013	—	$—
	2/27/2006	35,333	17,667	$26.61	2/27/2014	9,334	$33,602
	2/27/2007	23,333	44,667	$30.54	2/27/2015	22,000	$79,200
	2/26/2008	0	72,000	$24.38	2/26/2016	39,000	$140,400
Steven Lunn	2/28/2003	170,000	0	$10.00	2/28/2013	—	$—
	2/28/2003	384,000	0	$20.00	2/28/2013	—	$—
	2/28/2003	96,000	0	$30.00	2/28/2013	—	$—
	4/29/2003	20,000	0	$10.00	4/29/2013	—	$—
	4/29/2003	16,000	0	$20.00	4/29/2013	—	$—
	4/29/2003	4,000	0	$30.00	4/29/2013	—	$—
	12/1/2003	50,000	0	$13.00	12/1/2013	—	$—
	12/1/2003	40,000	0	$16.25	12/1/2013	—	$—
	12/1/2003	10,000	0	$30.00	12/1/2013	—	$—
	3/2/2005	70,000	0	$19.82	3/2/2013	—	$—
	2/27/2006	48,666	24,334	$26.61	2/27/2014	12,334	$44,402
	2/27/2007	26,333	52,667	$30.54	2/27/2015	26,000	$93,600
	2/26/2008	0	86,000	$24.38	2/26/2016	44,000	$158,400
Peter J. Lake	2/28/2003	136,000	0	$10.00	2/28/2013	—	$—
	2/28/2003	240,000	0	$20.00	2/28/2013	—	$—
	2/28/2003	60,000	0	$30.00	2/28/2013	—	$—
	12/1/2003	35,000	0	$13.00	12/1/2013	—	$—
	12/1/2003	28,000	0	$16.25	12/1/2013	—	$—
	12/1/2003	7,000	0	$30.00	12/1/2013	—	$—
	3/2/2005	54,000	0	$19.82	3/2/2013	—	$—
	2/27/2006	35,333	17,667	$26.61	2/27/2014	9,000	$32,400
	2/27/2007	19,333	38,667	$30.54	2/27/2015	18,000	$64,800
	2/26/2008	0	62,000	$24.38	2/26/2016	30,000	$108,000
David L. Bialosky	2/28/2003	40,000	0	$10.00	2/28/2013	—	$—
	2/28/2003	108,800	0	$20.00	2/28/2013	—	$—
	2/28/2003	40,000	0	$30.00	2/28/2013	—	$—
	12/1/2003	35,000	0	$13.00	12/1/2013	—	$—
	12/1/2003	28,000	0	$16.25	12/1/2013	—	$—
	12/1/2003	7,000	0	$30.00	12/1/2013	—	$—
	3/2/2005	44,000	0	$19.82	3/2/2013	—	$—
	2/27/2006	28,000	14,000	$26.61	2/27/2014	7,000	$25,200
	2/27/2007	13,333	26,667	$30.54	2/27/2015	10,000	$36,000
	2/26/2008	0	44,000	$24.38	2/26/2016	20,000	$72,000

1.	All options granted in 2003 and 2005 have fully vested. Other than the 2003 grants (which vested 20%/year on each of the first five anniversaries of the grant date), all options granted vest at the rate of one-third/year on each of the first three anniversaries of the grant date.

2.	All restricted stock units vest at the rate of one-third/year on each of the first three anniversaries of the grant date.

3.	Based on the closing stock price on December 31, 2008 of $3.60.
Option Exercises and Stock Vested for 2008
None of the named executive officers exercised any of their outstanding stock options in 2008. The following table shows the value realized by each of the named executive officers during 2008 in connection with the vesting of restricted stock units.

	Stock Awards
	Number of
	Shares Acquired	Value Realized
	on Vesting[1]	on Vesting[2]
Name	(#)	($)
John C. Plant	124,667	$2,997,520
Joseph S. Cantie	30,667	$736,970
Steven Lunn	39,000	$935,979
Peter J. Lake	29,334	$701,502
David L. Bialosky	20,667	$492,621

1.	Represents gross number of shares vested, although TRW nets a portion of these vested shares to pay the executive’s withholding tax due upon the vesting of the restricted stock units.

2.	Based on the fair market value of the common stock (the average of the high and low sales prices on the NYSE) of $24.83 per share on the February 27, 2008 vesting date and $22.46 per share on March 3, 2008, the first trading date after the March 2, 2008 vesting date. The following number of shares vested for each executive:
a.	February 2008 vesting: Plant 83,333, Cantie 20,333, Lunn 25,333, Lake 18,000 and Bialosky 12,000.

b.	March 2008 vesting: Plant 41,334, Cantie 10,334, Lunn 13,667, Lake 11,334 and Bialosky 8,667.

Pension Benefits

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
John C. Plant[4]	TRW Pension Scheme[1]	31	$18,468,300	$0
	TRW Automotive Inc. Executive Supplemental Retirement Plan[2]	31	$18,734,000	$0
Joseph S. Cantie	TRW Automotive Salaried Pension Plan[3]	9	$111,200	$0
	TRW Automotive Inc. Supplemental Retirement Income Plan[3]	9	$280,600	$0
Steven Lunn[4]	TRW Pension Scheme[1]	13	$648,700	$0
	UK Funded Unapproved Retirement Benefit Scheme[2]	13	$3,985,900	$0
Peter J. Lake[4]	TRW Pension Scheme[1]	34	$4,357,000	$0
David L. Bialosky	TRW Automotive Salaried Pension Plan[3]	20	$363,300	$0
	TRW Automotive Inc. Supplemental Retirement Income Plan[3]	20	$816,500	$0

1.	Mr. Plant, Mr. Lunn and Mr. Lake participate in the TRW Pension Scheme, a tax-approved defined benefit pension plan, on the same basis as similarly situated employees in the United Kingdom. Benefits are generally determined as 1/30th of pensionable pay multiplied by service up to 20 years, prorated over the service period until the participant’s Normal Retirement Date. Pensionable pay is the sum of base pay in the last 12 months, plus the average of the final 5 years of pensionable bonuses, limited (for Mr. Lunn only), to the earnings cap, as defined by Her Majesty’s Revenue and Customs. Although the limitations under U.K. law relative to this cap were eliminated with effect from April 2006, the TRW Pension Scheme was amended to incorporate them. Pensionable bonuses are limited in any year to 10% of that year’s base pay. The Normal Retirement Date is age 57.5 for Mr. Plant, and 62.5 for both Mr. Lunn and Mr. Lake. Benefits are payable upon retirement after age 50, in the form of benefits of a life with a 50% survivor continuation annuity, but reduced 0.3% for each year benefits are payable prior to age 57.5 (for Mr. Plant) or 60 (for Messrs. Lunn and Lake).

2.	See “Compensation Discussion and Analysis — Defined Benefit Pension Plans” for a further description of this plan.

3.	Benefits under these plans are determined as an accumulated percentage of pensionable earnings less an accumulated offset percentage of pensionable earnings up to social security covered compensation. Pensionable earnings are defined as the average of pay, including the non-equity incentive payment, for the five highest consecutive calendar years. The applicable accumulated percentages are determined from the following table.

		Offset
Percentages Attributable to Accumulated Service	Percentage	Percentage
% attributable to each year of benefit service through 2004	1.5%	0.4%
% attributable to benefit service during 2005	1.2%	0.3%
% attributable to benefit service during 2006	1.0%	0.3%
Effective as of January 1, 2007 these plans were amended to provide for future annual benefit accruals in an amount equal to 1.0% of pensionable earnings less a .3% reduction for pensionable earnings below the Old Age, Survivor and Disability Insurance Wage Base wherein pensionable earnings are defined as the participant’s annual pay inclusive of their annual non-equity incentive payment.

Benefits are payable as an annuity for the life of the participant, commencing at age 65.  Benefits reduced for early commencement are payable upon retirement after attainment of age 55, and completion of 5 years of service; early retirement reductions are 4% for each year by which benefits are payable prior to age 60.  At the participant’s option, the benefit may be paid in a lump sum, using the actuarial basis under the minimum lump sum rules applicable to tax-qualified plans. However, as it relates to the TRW Automotive Salaried Pension Plan, this option is only available in respect of benefits earned through 2004.

4.	Messrs. Plant, Lunn and Lake are eligible for early retirement in respect of the plans in which they participate.
Pension Plans
Benefit values included in the above table have been determined on the following basis:
•	Benefits subject to valuation have been determined as of December 31, 2008 (the measurement date for financial statement purposes), and have been based on each participant’s historical compensation and plan service, the plan’s provisions and applicable statutory limits and parameters as of that date.

•	Values of benefits have been determined based on a presumption of retirement from active employment on the participant’s plan-defined normal retirement date, or if earlier, at the earliest date at which benefits can commence without reduction for early commencement. All other valuation assumptions are consistent with those used for financial reporting purposes. See Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The more significant assumptions underlying these valuations are as follows:

	U.S. Programs	U.K. Programs
Interest rate of discount	6.25%	6.50%
Postretirement benefit increase rate	N/A	2.5%
Postretirement mortality	1994 Group Annuity Mortality, projected to 2010	PMA 92 medium cohort tables based on participant’s year of birth, rated up by one year
Lump sum interest rate	5.75% (4.0% for the New SERP)	N/A
Lump sum interest mortality	2008 PPA Mortality, unisex	N/A
Deferred Compensation Plans
We sponsor the Benefits Equalization Plan (“BEP”) for certain of our U.S. employees including our named executive officers.
The BEP provides eligible employees benefits substantially similar to benefits which could not be provided under TRW’s Retirement Savings Plan due to limitations under the Internal Revenue Code of 1986, as amended. Employees can generally defer up to 15% of base and incentive compensation to the extent such contributions cannot be made to the Retirement Savings Plan as a result of these limitations. TRW provides matching contributions in an amount equal to 75% of the first 5% of the employee’s contributions. Company matching contributions, including related investment earnings, vest ratably over a five year period. All of the named executive officers are fully vested. Generally, the plan benefits are payable to the employee upon termination of employment.
While the BEP is unfunded, the employee directs both their deferrals and company contributions, if applicable, into investment options which, exclusive of TRW’s common stock, are intended to mirror the investment options available in TRW’s Retirement Savings Plan. These options include a diverse range of mutual funds. On a daily basis, the amount of the participant’s deferred compensation including company matching contributions is adjusted to reflect the appreciation and/or depreciation in the value of the investment alternative selected.
As indicated above under “Compensation Discussion and Analysis — Benefit Equalization Plan,” in December 2008 TRW amended the BEP to allow participants (which include certain named executive officers) to elect an early withdrawal of all or a designated percentage of their December 31, 2008 vested account balances. Each of the named executive officers who participate in these plans and elect an early withdrawal will receive a lump sum payment of their vested account balances in July 2009.

The individual contributions of the named executive officers during 2008, including earnings and matching contributions on those contributions, as well as the aggregate account balances as of December 31, 2008 are shown in the Nonqualified Deferred Compensation Table set forth below.
Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals /	Balance at
	in Last FY	in Last FY1	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
John C. Plant	$262,238	$196,679	$(59,744)	$—	$1,013,336
Joseph S. Cantie	$44,044	$26,299	$(45,379)	$—	$115,546
Steven Lunn	$—	$—	$—	$—	$—
Peter J. Lake	$—	$—	$—	$—	$—
David L. Bialosky	$30,891	$17,404	$(8,440)	$—	$118,032

1.	These matching contributions for 2008 are included in the All Other Compensation column of the Summary Compensation Table on page 39.
Director Compensation
We pay director compensation only to our independent directors. Such compensation consists of:
•	An annual cash retainer, which was increased to $50,000 in February 2008;

•	Meeting fees for each Board and committee meeting attended, which were $1,250 per meeting at the beginning of 2008 and increased to $1,500 per meeting in February 2008;

•	An annual retainer for acting as a Chair of the Audit Committee, which was increased to $12,000 in February 2008, and an annual retainer of $4,000 for acting as a member of the Audit Committee;

•	An annual retainer of $6,000 for acting as a Chair of the Compensation Committee and an annual retainer of $3,000 for acting as a member of the Compensation Committee; and

•	A grant of restricted stock units, which totaled 3,500 for each independent director in 2008. Each restricted stock unit represents the unfunded, unsecured right to receive one share of TRW common stock on the first anniversary of the grant date, provided the individual continues to be a member of the Board. In addition, the restricted stock unit agreement provides for accelerated vesting in the event of a Change of Control, as defined in the Plan (and described above under “Proposals Requiring your Vote — Proposal 3 Approval of an Amendment to our 2003 Stock Incentive Plan to Increase the Number of Shares Issuable under the Plan”).
The Company also reimburses its directors for their travel and related out-of-pocket expenses in connection with attending Board, committee and stockholders’ meetings. In addition, from time to time the Company invites spouses of the directors to attend as well. In such case, the Company pays for the spouse’s travel and certain other non-business expenses and reimburses the directors for taxes attributable to that income.

Director Compensation for 2008

	Fees Earned or			All Other
	Paid in Cash		Stock Awards[1]	Compensation[2]	Total
Name	($)		($)	($)	($)
James F. Albaugh	$56,833	[3]	$83,833	—	$140,666
Francois J. Castaing	$95,000	[3]	$83,833	$1,087	$179,920
Robert L. Friedman	—		—	$635	$635
Michael R. Gambrell	$29,500		$389	—	$29,889
J. Michael Losh	$124,750	[3]	$83,833	$1,133	$209,716
Jody G. Miller	$58,750		$83,833	$981	$143,564
Paul H. O’Neill	$58,750		$120,046	$869	$179,665
Neil P. Simpkins	—		—	$495	$495

1.	The values shown represent the dollar amount recognized for financial reporting purposes with respect to the 2008 fiscal year in accordance with FAS 123R. This includes compensation expense for 2008 restricted stock unit awards, as well as such awards which have been granted in previous years, but which vested in 2008. On February 26, 2008, 3,500 restricted stock units were granted to each of the independent directors at that time. Mr. Gambrell was granted a pro rated amount, 875 restricted stock units, on November 12, 2008 at the time he was appointed to the Board. The full grant date fair value under FAS 123R for the 2008 awards is $389 for Mr. Gambrell’s grant and $83,833 for the other grants. As of December 31, 2008, there were a total of 3,500 restricted stock units outstanding for each of these independent directors, except Mr. Gambrell who had 875 restricted stock units outstanding.

2.	Represents reimbursement of taxes owed with respect to perquisites that are not required to be included in this column because of their de minimus amount.

3.	Amount includes adjustments based upon the timing of annual retainers previously paid. In 2008 the Company synchronized the timing of its payment of the various annual retainers, which resulted in adjustments to the amounts paid to each of Messrs. Albaugh, Castaing and Losh in the amount of $(10,666), $14,500 and $44,250, respectively.
Termination and Change in Control Provisions
We (or certain of our wholly-owned subsidiaries) have entered into employment agreements, option agreements and restricted stock unit agreements with each of Messrs. Plant, Cantie, Lunn, Lake and Bialosky that provide for payments upon certain events of termination or a Change in Control (or CIC), as defined below. The Change in Control provisions are designed to mitigate the impact of a termination of employment related to a Change in Control, and are intended to ensure that the executives evaluate business opportunities in the best interests of stockholders.
Defined Terms
For ease of reference in reviewing the descriptions of potential payments to our named executive officers upon termination or a change in control, which appear below, set forth below are certain defined terms from the executive officers’ employment agreements. Unless otherwise indicated the definition of each term is the same in each agreement. For purposes of the following definitions, the “company” is TRW Automotive Inc. (“TAI”) in the case of Messrs. Plant, Bialosky, Cantie and Lunn and TRW Limited in the case of Mr. Lake.
“Cause” means:
•	executive’s continued failure to work on a full-time basis and failure substantially to perform executive’s duties, provided that the company may not terminate the executive’s employment for Cause because of dissatisfaction or disagreement with the actions taken by executive in the good faith performance of his duties;

•	executive’s conviction of, or plea of nolo contendere to, a crime constituting a felony (or, in Mr. Lunn’s case, any conviction for an arrestable criminal offense);

•	executive’s willful malfeasance or willful misconduct in connection with executive’s duties which injures the financial condition or business reputation of the company or any of its subsidiaries or affiliates; or

•	executive’s breach of the non-competition or confidentiality provisions of his employment agreement, other than an insignificant breach of the confidentiality provisions as reasonably determined by the company;
provided, that no act or omission shall be “willful” (1) to the extent taken by executive at the direction of the Board (or, in the case of Messrs. Bialosky, Cantie, Lake and Lunn, the direction of the Board or the CEO), or (2) if effected with executive’s reasonable belief that such action or failure to act was in the company’s best interest.
“Change in Control” or “CIC” means:
•	the sale or disposition of all or substantially all of the assets of TRW Automotive Holdings Corp. (“Holdings”) or TAI to any person or group other than Automotive Investors L.L.C. (“AI LLC”) or its affiliates;
•	the beneficial ownership of more than 50% of the total voting power of Holdings or TAI by any person or group, other than AI LLC or its affiliates, and AI LLC or its affiliates ceasing to control the board of directors of Holdings or TAI;
•	an acquisition by a person or group, other than AI LLC or its affiliates, of stock of Holdings or TAI having voting power of 30% or more, or
•	the replacement of a majority of the Holdings directors during a 12-month period without the endorsement of the existing directors.
“Continued Benefits” means the continued provision of a company vehicle and medical, dental, life insurance and disability benefit coverage and, for Mr. Plant, certain club memberships, each at the level provided immediately prior to the termination.
“Disability” means executive’s physical or mental incapacitation and resulting inability, for a period of six consecutive months or for an aggregate of nine months in any 24 consecutive month period, to perform executive’s duties.
“Good Reason” means any of the following events which are not cured within a specified number of days after receipt of written notice from the executive:
•	the failure of the company to pay executive’s base salary, annual bonus or employee benefits when due;
•	any relocation of executive’s principal office outside of a specified area;
•	any adverse change in executive’s reporting relationship;
•	any material diminution for a period of at least 30 days in executive’s authority or responsibilities; or
•	for Messrs. Plant and Lunn only, the company’s failure to provide to executive directors’ and officers’ insurance which is comparable to that provided by similar companies, as determined in the reasonable business judgment of the board of directors of the company.
“Window Period” means the 60 day period commencing on the first anniversary of a Change in Control.

Conditions to Payments
Each of the executives’ employment agreements include a confidentiality provision and also contain a noncompetition and nonsolicitation provision for a term of 18 months (two years for Mr. Plant) following the termination of the executive’s employment for any reason (other than, in the case of Messrs. Cantie, Lake and Bialosky, a termination upon or following the expiration of the employment agreement). The agreements also provide that we are entitled to stop making certain post-termination payments to the executive in the event of a breach of these provisions. The failure by any party to insist on strict adherence to any term of the agreement won’t be considered a waiver of that right or any other right under the agreement.
Excise Tax — John Plant
Mr. Plant’s employment agreement provides that, in the event that any payment to or for the benefit of Mr. Plant, including the termination and CIC payments described below, gives rise to an excise tax imposed by Section 4999 of the Internal Revenue Code as determined in accordance with the provisions of Section 280 G of the Internal Revenue Code, then Mr. Plant will be provided an additional payment in an amount equal to the resulting excise tax as grossed up for any additional taxes which may result from this payment. The estimated amount of the excise tax and related gross-up payment to be paid by the company in certain of the CIC scenarios is set forth in the Potential Payments upon Termination or CIC — John Plant table below. The primary factor giving rise to the excise tax and related gross-up is that, due to the adjustment to Mr. Plant’s supplemental executive retirement plan arrangement in December 2008 (which is described above under “Compensation Discussion and Analysis — Defined Benefit Pension Plans”), he is not currently deemed to be vested in his accrued benefits under his Original SERP, which were placed into a secular trust with a new two-year cliff vesting term, but such benefits will receive accelerated vesting upon a CIC.
Delay of Severance Payments under Section 409A
In December 2008 we entered into amendments to the employments agreements of Messrs. Plant, Cantie, Lake and Bialosky in order to comply with Section 409A of the Internal Revenue Code and the Treasury regulations and related guidance promulgated thereunder (collectively, “Section 409A”). Among other things, the amendments postponed the payment of certain severance amounts and benefits that exceed the limits established under Section 409A until the six-month anniversary of the executive’s separation from service. The executives other than Mr. Plant may receive up to $460,000 (adjusted for inflation) within such six-month period and each may receive certain other payments permissible under Section 409A. Generally benefits and payments subject to the six-month delay (as well as any gross-up payment due to Mr. Plant) will be contributed by us to a grantor or “rabbi” trust immediately following the occurrence of the triggering event.
Potential Payments upon Termination or CIC
The following tables reflect the estimated value of the benefits and payments that would be triggered in the various termination scenarios identified, other than (i) any accrued benefits that may be due as of the date of such termination (such as any accrued salary, any earned but unpaid cash incentive payment for any previously completed fiscal year, reimbursement for unreimbursed business expenses and employee benefits that the executive may be entitled to under employment benefit plans), and (ii) unless otherwise indicated, any benefits available generally to salaried employees of the Company, including pension benefit and deferred compensation amounts as described and set forth in tables above. The footnotes to the tables are combined and follow the second table and a narrative description of the payments and benefits due under each of the scenarios appears after the tables. The dollar amounts estimated below assume a termination date of December 31, 2008 (the last business day of 2008) and a closing price for TRW’s common stock on that date of $3.60.

Potential Payments upon Termination or CIC — John Plant

	Termination and CIC Scenarios
	Termination w/o Cause or Resignation for Good Reason
		Prior to CIC or						Resignation
		After Window						by Mr. Plant
		Period or						for any
		During		Prior to CIC		After CIC but		Reason
		Window Period		but During		Prior to 1st		During		Upon
	Irrespective	for Termination		Discussion		Anniversary		Window		Change in	Death or
Benefits and Payments	of CIC	w/o Cause		Period		of CIC		Period		Control	Disability
Base Salary	$—	$3,360,000		$5,040,000		$4,200,000	[1]	$3,360,000		$—	$—
Cash Incentive Payment	—	9,793,900	[2]	13,430,850	[2]	11,612,375	[3]	9,793,900	[2]	—	2,520,000	[2]
Continued Benefits	—	286,032		286,032		286,032		286,032		—	—
Vesting of Options[4]	—	—		—		—		—		—	—
Vesting of RSUs[4]	996,001	996,001		996,001		—		—		996,001	479,999
Retirement Benefits	2,674,700	2,674,700		2,674,700		2,674,700		2,674,700		—	—
Retiree Medical Benefits[5]	1,437,065	1,437,065		1,437,065		1,437,065		1,437,065		—	1,437,065
Excise Tax & Gross-Up6	—	—		9,570,310		8,129,165		—		—	—

Total	$5,107,766	$18,547,698		$33,434,958		$28,339,337		$17,551,697		$996,001	$4,437,064

Potential Payments upon Termination or CIC — Other Named Executive Officers

		Termination and CIC Scenarios
										Termination
		Termination w/o Cause or Resignation for Good Reason								by
			Prior to CIC				After CIC			Company
			or on or		Prior to CIC		but Prior to			Upon or
			After 1st		but During		1st		Upon	After
		Irrespective	Anniversary		Discussion		Anniversary		Change in	Expiration		Death or
Name	Benefits and Payments	of CIC	of CIC		Period		of CIC		Control	of Term		Disability
Joseph S. Cantie	Base Salary	$—	$750,000		$1,250,000		$1,000,000	[1]	$—	$500,000		$—
	Cash Incentive Payment	—	1,028,690	[2]	1,489,483	[2]	1,259,087	[3]	—	798,293	[2]	337,500	[2]
	Continued Benefits	—	158,003		158,003		158,003		—	105,335		—
	Vesting of Options[4]	—	—		—		—		—	—		—
	Vesting of RSUs[4]	120,002	120,002		120,002		—		253,202	—		120,002

	Total	$120,002	$2,056,695		$3,017,488		$2,417,090		$253,202	$1,403,628		$457,502

Steven Lunn[7]	Base Salary	$—	$1,875,256		$2,812,884		$2,344,070	[1]	—	N/A		$—
	Cash Incentive Payment	—	3,533,517	[2]	4,946,935	[2]	4,240,226	[3]	—	N/A		706,681	[2]
	Continued Benefits	—	109,590		109,590		109,590		—	N/A		—
	Vesting of Options[4]	—	—		—		—		—	N/A		—
	Vesting of RSUs[4]	144,000	144,000		144,000		—		296,402	N/A		144,000
	Retirement Benefits	1,162,800	1,162,800		1,162,800		1,162,800		—	N/A		1,162,800

	Total	$1,306,800	$6,825,163		$9,176,209		$7,856,686		$296,402	N/A		$2,013,481

Peter J. Lake	Base Salary	$—	$808,500		$1,347,500		$1,078,000	[1]	$—	$539,000		$—
	Cash Incentive Payment	—	1,189,782	[2]	1,740,420	[2]	1,465,101	[3]	—	914,463	[2]	363,825	[2]
	Continued Benefits	—	158,454		158,454		158,454		—	105,636		—
	Vesting of Options[4]	—	—		—		—		—	—		—
	Vesting of RSUs[4]	100,800	100,800		100,800		—		205,200	—		100,800

	Total	$100,800	$2,257,536		$3,347,174		$2,701,555		$205,200	$1,559,099		$464,625

David L. Bialosky	Base Salary	$—	$606,000		$1,010,000		$808,000	[1]	$—	$404,000		$—
	Cash Incentive Payment	—	893,952	[2]	1,308,120	[2]	1,101,036	[3]	—	686,868	[2]	272,700	[2]
	Continued Benefits	—	156,888		156,888		156,888		—	104,592		—
	Vesting of Options[4]	—	—		—		—		—	—		—
	Vesting of RSUs[4]	67,198	67,198		67,198		—		133,200	—		67,198

	Total	$67,198	$1,724,038		$2,542,206		$2,065,924		$133,200	$1,195,460		$339,898

1.	The pro rata portion of the base salary payment that would be based on the number of months from termination until the first anniversary of the CIC has been calculated assuming the termination date is six months after the CIC.

2.	The cash incentive payment actually paid to each of the executives for the year ended December 31, 2008 has been used for the pro rata cash incentive payment due for the year of termination, given the assumption for these tables that the termination date was December 31, 2008.

3.	The pro rata portion of the cash incentive payment that would be based on the number of months from termination until the first anniversary of the CIC has been calculated assuming the termination date is six months after the CIC, and the cash incentive payment actually paid to each of the executives for the year ended December 31, 2008 has been used for the pro rata portion of the cash incentive payment due for the year of termination, given the assumption for these tables that the termination date was December 31, 2008.

4.	The Change in Control definition applicable to the options and RSUs includes only the provisions relating to Holdings outlined in the first two bullets of the Change in Control definition set forth under “Defined Terms” above. For purposes of the tables, it is assumed that the circumstances of the Change in Control would trigger the Change in Control provisions for the options and RSUs. Where applicable, the value of accelerated option or restricted stock unit (“RSU”) vesting is calculated by multiplying the closing price of the Company’s common stock on December 31, 2008 by the number of unvested options and RSUs that would receive accelerated (or, for Mr. Plant, continued) vesting and, in the case of options, subtracting the exercise price. Since the exercise price of all the executives’ outstanding options exceeded the closing price of the stock on December 31, 2008, no value has been attributed to option vesting.

5.	If Mr. Plant’s employment is terminated for any reason, other than by us for Cause, Mr. Plant and his spouse will be entitled to retiree medical benefits which are estimated in the table at present value.

6.	See “— Excise Tax – John Plant” above.

7.	With respect to Mr. Lunn, where applicable we have used the average exchange rate for 2008 of $1.85 = £1.00 (except in the case of the cash incentive payments, for which we used the exchange rate on the date of payment of such amounts).
Benefits and Payments Due under Termination and CIC Scenarios
Termination without Cause or for Good Reason: If an executive is terminated by us without Cause (other than due to his death or Disability) or if he resigns for Good Reason, then, whether or not such action is in connection with a CIC, the executive will be entitled to:
•	Vesting of Options and RSUs: the executive’s unvested options and RSUs that would have become vested on the next vesting date will vest (or, for Mr. Plant, the total number of his unvested options vest and his unvested RSUs continue to vest according to their schedule); and

•	Retiree Medical Benefits (for Mr. Plant only): Mr. Plant and his spouse will be entitled to retiree medical benefits for the remainder of their respective lifetimes (“Retiree Medical Benefits”). See “Compensation Discussion and Analysis – Retiree CEO Medical Plan” above.
Termination without Cause or for Good Reason Prior to a Change in Control or, for Mr. Plant, after the Window Period or During the Window Period for Termination without Cause and, for the other executives, on or after the First Anniversary of a CIC: If an executive is terminated by us without Cause (other than due to his death or Disability) or if he resigns for Good Reason prior to a CIC or (A) for Mr. Plant, after the Window Period or if he is terminated by us without Cause during the Window Period, and (B) for the other executives, if the executive is terminated without Cause or resigns with Good Reason on or after the first anniversary of a CIC, subject to any applicable delay under Section 409A, he will be entitled to:
•	Base Salary: continued payment for 18 months (two years for Messrs. Plant and Lunn);

•	Cash Incentive Payment: (A) a monthly payment equal to 1/12 of the average of the executive’s three most recent (or, for Mr. Plant, four of the last eight that produce the highest average) annual cash incentive payments (the “Average Annual Cash Incentive Payment”) for 18 months (two years for Messrs. Plant and Lunn), plus (B) a pro rata cash incentive payment for the year of termination;

•	Continued Benefits: provided for 18 months (24 months for Messrs. Plant and Lunn);

•	Vesting of Options and RSUs: partial accelerated vesting (or, for Mr. Plant, full option and continued RSU vesting) as described in the first scenario above;

•	Retirement Benefits (for Messrs. Plant and Lunn only): (A) a supplemental retirement benefit under his supplemental executive retirement plan based on an additional deemed two years of service credit, plus (B) for Mr. Lunn only, two additional years of credited service under the Lucas Funded Executive Pension Scheme No. 4 (collectively, “Retirement Benefits”); and

•	Retiree Medical Benefits (for Mr. Plant only).
Termination without Cause or for Good Reason Prior to a Change in Control but during Discussion Period: If an executive is terminated by us without Cause (other than due to his death or Disability) or if he resigns for Good Reason during the period after initial discussions regarding a CIC (the “Discussion Period”) but prior to a CIC, and the CIC subsequently occurs, subject to any applicable delay under Section 409A, he will be entitled to the benefits and payments identified in the second scenario above (but with the remainder of the continuing payments specified in the first two bullets being paid as a lump sum) plus the following additional amounts:
•	Base Salary: amount equal to the executive’s base salary; and
•	Cash Incentive Payment: amount equal to the executive’s Average Annual Cash Incentive Payment.
Termination without Cause or for Good Reason After a CIC but Prior to the First Anniversary of CIC: If an executive is terminated by us without Cause (other than due to his death or Disability) or resigns for Good Reason following a CIC but prior to the first anniversary of such CIC, subject to any applicable delay under Section 409A, he will be entitled to:
•	Base salary: lump sum equal to (A) 1.5 times base salary (2 times for Messrs. Plant and Lunn), plus (B) a pro rata portion (based on the number of months from termination until the first anniversary of the CIC) of base salary;
•	Cash Incentive Payment: lump sum equal to (A) 1.5 times the Average Annual Cash Incentive Payment (2 times for Messrs. Plant and Lunn), plus (B) a pro rata portion (based on the number of months from termination until the first anniversary of the CIC) of the Average Annual Cash Incentive Payment, plus (C) pro rata cash incentive payment for the year of termination;
•	Continued Benefits: provided for 18 months (24 months for Messrs. Plant and Lunn);
•	Vesting of Options and RSUs: all of the executive’s unvested options and RSUs will have already fully vested upon the CIC which occurs prior to the termination in this scenario;
•	Retirement Benefits (for Messrs. Plant and Lunn only); and
•	Retiree Medical Benefits (for Mr. Plant only).
Resignation for any Reason During the Window Period (applies to Mr. Plant only): If Mr. Plant resigns for any reason during the Window Period, subject to any applicable delay under Section 409A, he will be entitled to the benefits and payments identified in the second scenario above except that (i) the remainder of the continuing payments specified in the first two bullets will be paid as a lump sum, and (ii) his unvested options and RSUs will have already fully vested upon the CIC which occurs prior to the termination in this scenario.
Upon Change in Control: Upon a Change in Control, whether or not the executive is terminated, the total number of his unvested options and unvested RSUs vest.
Death or Disability: If an executive’s employment is terminated due to his death or by us for his Disability, he or his estate will be entitled to:
•	Cash Incentive Payment: pro rata cash incentive payment for the year of termination;
•	Vesting of Options and RSUs: the executive’s unvested options and RSUs that would have become vested on the next vesting date will vest; and
•	Retiree Medical Benefits (for Mr. Plant only): applies in the event of Disability or for Mr. Plant’s spouse in the event of Mr. Plant’s death.

Termination by Company Upon or After Expiration of Term: If any of Messrs. Cantie, Lake or Bialosky is terminated by us upon or following the expiration of his employment term, subject to any applicable delay under Section 409A, he will be entitled to:
•	Base Salary: continued payment for 12 months;
•	Cash Incentive Payment: (A) a monthly payment equal to 1/12 of the executive’s Average Annual Cash Incentive Payment for 12 months, plus (B) a pro rata payment for the year of termination; and
•	Continued Benefits: continued provision for 12 months.
Stockholder Proposals
Any stockholder proposal intended for inclusion in the proxy material for the 2010 annual meeting must be received by our secretary at our World Headquarters no later than December 4, 2009. Where a stockholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must still comply with the procedural requirements in TRW’s bylaws. Accordingly, written notice must be sent to the secretary of TRW not less than 90 or more than 120 calendar days before the first anniversary of the prior year’s annual meeting. This means that for the 2009 annual meeting, written notice must be delivered between the close of business on January 20, 2010 and the close of business on February 19, 2010. If the date of the annual meeting, however, is not within 30 days before or 70 days after the anniversary of the prior year’s meeting date, a stockholder proposal must be submitted within 120 calendar days before the actual meeting and no later than the later of (i) the 90th calendar day before the actual meeting and (ii) the 10th calendar day following the calendar day on which TRW first announces the meeting date to the public. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our secretary at 12001 Tech Center Drive, Livonia, MI 48150.
Any stockholder suggestions for director nominations must also be submitted by the dates by which other stockholder proposals are required to be submitted.
Annual Report and Other Matters
TRW’s 2008 Annual Report, including consolidated financial statements, was either made available electronically or mailed to you with this Proxy Statement. A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m., local time, at our headquarters, 12001 Tech Center Drive, Livonia, MI 48150 for ten days before the meeting.
We will provide any stockholder, at no charge, with a copy of our Annual Report on Form 10-K for 2008 including financial statements, financial statement schedules and other exhibits. All that a stockholder has to do is write to our secretary at 12001 Tech Center Drive, Livonia, MI 48150.
April 3, 2009
David L. Bialosky
Secretary

Appendix A
AMENDED & RESTATED
TRW AUTOMOTIVE HOLDINGS CORP.
2003 STOCK INCENTIVE PLAN
(amended & restated as of January 26, 2004)
1. Purpose of the Plan.
The purpose of the Plan is to aid the Company (as defined below) and its Affiliates (as defined below) in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of the Company and its Affiliates by providing compensation and incentives through the granting of Awards (as defined below). The Company expects that it will benefit from the added interest which such key employees, directors or consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.
2. Definitions.
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a) “Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute thereto.
(b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person or any other Person designated by the Committee in which any Person has an interest.
(c) “Award” means any Option, Stock Appreciation Right, or Other Stock-Based Award granted pursuant to the Plan.
(d) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.
(e) “Blackstone” means Blackstone Capital Partners IV L.P., Blackstone Capital Partners IV-A L.P., Blackstone Family Investment Partnership IV L.P. and their respective Affiliates.
(f) “Board of Directors” means the Board of Directors of the Company.
(g) “Change of Control” means, except as otherwise provided in an Award Agreement, (A) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Act) other than the Investors or any of their respective Affiliates or (B) any person (other than the Investors or any of their respective Affiliates) or group (other than the Investors or any of their respective Affiliates) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise and Automotive Investors L.L.C. or any of its Affiliates cease to control the Board of Directors.

(h) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.
(i) “Committee” means a committee of the Board of Directors designated by the Board of Directors.
(j) “Company” means TRW Automotive Holdings Corp., a Delaware corporation.
(k) “Effective Date” means the date the Board of Directors adopts the Plan.
(l) “Fair Market Value” means on a given date, (i) if there is a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the composite tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no composite tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on such composite tape or such national securities exchange on such date or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there is no public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.
(m) “Investors” means Automotive Investors L.L.C., a Delaware limited liability company, and Blackstone.
(n) “ISO” means an Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.
(o) “Option” means a stock option granted pursuant to Section 6 of the Plan.
(p) “Option Price” means the purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.
(q) “Other Stock-Based Award” means any award granted under Section 8 of the Plan.
(r) “Participant” means an employee, director or consultant of the Company or its Affiliates who is selected by the Committee to participate in the Plan.
(s) “Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

(t) “Plan” means the TRW Automotive Holdings Corp. 2003 Stock Incentive Plan.
(u) “Shares” means shares of common stock, par value $0.01 per share, of the Company.
(v) “Stock Appreciation Right” means any right granted under Section 7 of the Plan.
(w) “Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code.
3. Shares Subject to the Plan.
The total number of Shares which may be issued under the Plan is 185,000. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or the payment of cash upon the exercise of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse may be granted again under the Plan.
4. Administration.
The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part as it determines; provided, however, that the Board of Directors may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions or payment dates). The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in Shares; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles) (b) having Shares with a Fair Market Value equal to the statutory minimum withholding liability withheld by the Company from any Shares that would have otherwise been received by the Participant, (c) if there is a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and deliver promptly to the Company an amount equal to the statutory minimum withholding liability, or (d) such other method as approved by the Committee.

5. Limitations.
No Awards may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.
6. Options.
Options granted under the Plan shall be, as determined by the Committee, non-qualified stock options or ISOs for federal income tax purposes, as evidenced by the related Award Agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:
(a) Option Price. The Option Price shall be determined by the Committee, but, with respect to ISOs, shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.
(b) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.
(c) Exercise of Options. Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Option Price and any withholding amount required therefor is received by the Company. Payment of the aggregate Option Price may be made (i) in cash, or its equivalent, (ii) to the extent permitted by the Committee, by transferring Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased to the Company and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles), (iii) if there is a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and deliver promptly to the Company an amount equal to the aggregate Option Price, or (iv) such other method as approved by the Committee. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d) ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code. No ISO may be granted to any Participant who at the time of such grant is not an employee of the Company or of any of its Subsidiaries. In addition, no ISO may be granted to any Participant who at the time of such grant owns more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Subsidiaries, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (I) within two years after the date of grant of such ISO or (II) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be non-qualified stock options, unless the applicable Award Agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a non-qualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to non-qualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.
(e) Attestation. Wherever in this Plan or any Award Agreement a Participant is permitted to pay the Option Price or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.
7. Stock Appreciation Rights.
(a) Grant. Subject to the provisions of the Plan, the Committee shall have the sole and complete authority to determine the Participants to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either at the same time as the Award or at a later time.
(b) Exercise and Payment. A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the product of (i) the excess of (A) the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over (B) the grant price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. The Committee shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

(c) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of the Stock Appreciation Right. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.
8. Other Stock-Based Awards.
The Committee, in its sole discretion, may grant Awards of Shares, rights to purchase Shares, Awards of restricted Shares, Awards of phantom stock units and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine: (a) to whom and when Other Stock-Based Awards will be made; (b) the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; (c) whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and (d) all other terms and conditions of such Other Stock-Based Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).
9. Adjustments Upon Certain Events.
Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:
(a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price and/or (iii) any other affected terms of such Awards.

(b) Change of Control. In the event of a Change of Control after the Effective Date, the Committee may, in its sole discretion, provide for the (i) termination of an Award upon the consummation of the Change of Control, but only if such Award has vested and been paid out or the Participant has been permitted to exercise the Option in full for a period of not less than 30 days prior to the Change of Control, (ii) acceleration of all or any portion of an Award, (iii) payment of an amount (in cash or, in the discretion of the Committee, in the form of consideration paid to shareholders of the Company in connection with such Change of Control) in exchange for the cancellation of an Award, which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights over the aggregate Option Price or grant price of such Option or Stock Appreciation Rights, and/or (iv) issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder.
10. No Right to Employment or Awards.
The granting of an Award under the Plan shall impose no obligation on the Company or any of its Affiliates to continue the employment of a Participant and shall not lessen or affect the Company’s or its Affiliates’ rights to terminate the employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).
11. Successors and Assigns.
The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
12. Nontransferability of Awards.
Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.
13. Awards Subject to the Plan.
In the event of a conflict between any term or provision contained in the Plan and a term or provision in any Award Agreement, the applicable terms and provisions of the Plan will govern and prevail.

14. Severability.
If any provision of the Plan or any Award is, becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
15. Amendments or Termination.
(a) Amendments or Termination of the Plan. The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which, without the written consent of a Participant, would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.
(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that no waiver, amendment, alteration, suspension, discontinuation, cancellation or termination shall impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted without the consent of the affected Participant, holder or beneficiary.
16. Governing Law.
The Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws.
17. Effectiveness of the Plan.
The Plan shall be effective as of the Effective Date.

Appendix B
FIRST AMENDMENT TO
AMENDED & RESTATED
TRW AUTOMOTIVE HOLDINGS CORP.
2003 STOCK INCENTIVE PLAN
This is the FIRST AMENDMENT dated as of February 18, 2009 (this “Amendment”) to that certain Amended & Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan (the “Plan”).
1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.
2. Amendment to Section 3 of the Plan. The first sentence of Section 3 of the Plan shall be amended in its entirety to read as follows: “The total number of Shares which may be issued under the Plan is 23,000,000.”
3. Addition of New Section 18 to the Plan. A new Section 18 shall be added to the Plan which shall read in its entirety as follows:
“18. Option Exercisability. Whenever the period within which an Option, or any portion thereof, may be exercised ends on a day other than a Business Day (as defined below), then such Option (or portion thereof, as applicable) shall remain exercisable through the next such Business Day, provided that no Option shall ever be exercisable beyond its Expiration Date. For the purposes hereof, “Business Day” means a day other than a Saturday, Sunday, or a national holiday recognized in the United States.”
4. Addition of New Section 19 to the Plan. A new Section 19 shall be added to the Plan which shall read in its entirety as follows:
“19. Option Exchange Program. Notwithstanding any other provision of the Plan to the contrary, the Company, by action of the Committee, may effect an option exchange program (the “Exchange Program”), to be commenced through one or more exchange offers prior to May 19, 2010, provided that in no event may more than one offer to exchange be made for any outstanding option. Under any exchange offer, Eligible Employees will be offered the opportunity to exchange Eligible Options (the “Surrendered Options”) for new Options (the “New Options”), as follows: (1) each New Option shall represent the right to purchase the same number of Shares underlying the corresponding Surrendered Option(s), (2) the per share exercise price of each New Option shall be not less than the Fair Market Value of a Share on the grant date of the New Option; (3) each New Option will have a two-year vesting period regardless of the vested or unvested status of the Surrendered Options; and (4) each New Option shall have the same expiration date as the corresponding Surrendered Option. All other material terms of each New Option shall be substantially similar to the Surrendered Option exchanged therefore. “Eligible Employees” means employees of the Company other than its executive officers (as designated by the Board of Directors pursuant to Rule 16a-1(f) under Section 16 of the Securities Exchange Act of 1934, as amended) and such other of the Company’s 45 most senior executives as may be designated by the Committee. “Eligible Options” means any Option other than a New Option where, as of a date specified by the terms of any exchange offer (which date shall be not more than 20 business days prior to any exchange offer), the Option Price is greater than the Fair Market Value per Share. Subject to the foregoing, the Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Exchange Program.”
5. No Other Amendments; Effectiveness. Except as set forth in this Amendment, the Plan is ratified and confirmed in all respects. This Amendment shall be effective as of the date hereof, provided that the amendments set forth in Sections 2 and 4 shall become effective only upon the approval of the Company’s stockholders.

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TRW AUTOMOTIVE HOLDINGS CORP.

Vote on Directors
				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
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Proposal 1. The election of three directors nominated by the Board to serve as Class II directors for a three-year term beginning at the meeting and expiring at the 2012 annual stockholders’ meeting or until succeeded by another qualified director who has been properly elected. The Board has nominated for re-election 01) James F. Albaugh, 02) Robert L. Friedman and 03) J. Michael Losh, all current directors.
				☐	☐	☐

Vote on Proposals							For	Against	Abstain

Proposal 2.	The ratification of Ernst & Young LLP, an ndependent registered public accounting firm, to audit the consolidated financial statements of TRW Automotive Holdings Corp. for 2009.						☐	☐	☐

Proposal 3.	The approval of an amendment to the Amended and Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan (the “Plan”) to increase the number of shares issuable under the Plan.						☐	☐	☐

Proposal 4.	The approval of an amendment to the Plan to permit a one-time stock option exchange program for employees other than directors, executive officers and certain other senior executives.						☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

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Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 19, 2009
The stockholder(s) hereby appoint(s) John C. Plant, Joseph S. Cantie and David L. Bialosky, or any one of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of TRW Automotive Holdings Corp. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 p.m., local time on Tuesday, May 19, 2009, at Loews Regency Hotel, 540 Park Avenue, New York, New York 10065, and any adjournment or postponement thereof. The record date for the annual meeting is March 23, 2009. Only stockholders of record at the close of business on that date may vote at the meeting.
Employees who participate in the TRW Automotive Retirement Savings Plan for Salaried Employees or the TRW Automotive Retirement Savings Plan for Hourly Employees may use this proxy card to instruct the plan trustees, plan committees or independent fiduciaries of those plans how to vote these shares. They will vote the shares in accordance with the employee’s instructions and the terms of the plan.

If the employee does not provide voting instructions for shares held in any of these plans, then the employee’s shares will be voted by an independent fiduciary.
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Address Change/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
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